UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CBL & ASSOCIATES PROPERTIES, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY, SUBJECT TO COMPLETION DATED MARCH 14, 2016

March __, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 2, 2016 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board

CBL & Associates Properties, Inc. | CBL Center, Suite 500 | 2030 Hamilton Place Boulevard | Chattanooga, TN 37421-6000 | p. 423.855.0001 | f. 423.490.8662 | cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 2, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 2, 2016 at 4:00 p.m. (EDT) for the following purposes:

1.	To act on the re-election of the Board of Directors’ nine director nominees to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.
To act upon a proposal to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accountants for the Company’s fiscal year ending December 31, 2016 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of the compensation of our Named Executive Officers as set forth herein (“Proposal 3”);

4.	To act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to delete a requirement that directors may be removed only for cause (“Proposal 4”); and

5.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 7, 2016, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors
President and Chief Executive Officer

Chattanooga, Tennessee
March __, 2016

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied in this summary to help you find further information in this Proxy Statement.

Our 2016 Annual Meeting

Time and Date	4:00 p.m. (EDT) on Monday, May 2, 2016

Location	Embassy Suites 2321 Lifestyle Way Chattanooga, Tennessee 37421

Record Date	March 7, 2016

Voting	Each share is entitled to one vote on each matter to be voted upon at our Annual Meeting. You can vote by proxy utilizing any of the following methods:

•    Internet: Go to the website shown on your Proxy until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•    Telephone: As shown on the Proxy you received until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•    Mail: Mark, sign, date and promptly return your Proxy.

Internet Availability of Materials
This Notice of Annual Meeting and Proxy Statement, as well as our Annual Report for the Company’s fiscal year ended December 31, 2015, are also available via the internet at: http://cblproperties.com/cbl.nsf/financial_reports.html.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	For all nominees	7
Proposal 2 – Ratification of the selection of Deloitte as our independent registered public accounting firm for 2016	For	62
Proposal 3 – Advisory Vote to Approve Executive Compensation	For	63
Proposal 4 – Board Proposal to amend the Amended and Restated Certificate of Incorporation to delete a requirement that directors may be removed only for cause	For	64
Transaction of any other business that properly comes before our Annual Meeting

Director Nominees (Page 7)

Name	Age	Director Since	Occupation	Independent (Yes/No)	Board Committee Memberships	Other Public Company Boards
Charles B. Lebovitz	79	1993	Chairman of the Board of the Company	No	Executive*	None
Stephen D. Lebovitz	55	1993	President and Chief Executive Officer of the Company	No	Executive	None
Gary L. Bryenton	76	2001	Senior Partner, Baker & Hostetler LLP	Yes	Audit, Nominating/ Corporate Governance*	None
A. Larry Chapman	69	2013	Retired Executive Vice President and Head of Commercial Real Estate, Wells Fargo & Co.	Yes	Audit ($)*, Compensation	Realty Income Corporation
Matthew S. Dominski	61	2005	Retired Chief Executive Officer, Urban Shopping Centers, Inc.	Yes	Audit ($), Compensation*, Nominating/ Corporate Governance	First Industrial Realty Trust
John D. Griffith	54	2015	Managing Partner of Griffith Real Estate LLC Retired Executive Vice President of Property Development, Target Corporation	Yes	Compensation, Nominating/ Corporate Governance	None
Richard J. Lieb	56	2016	Managing Director of Greenhill & Co., LLC	Yes	None	None
Gary J. Nay	71	2011	Retired Vice President of Real Estate, Macy’s, Inc.	Yes	Compensation, Nominating/ Corporate Governance	None
Kathleen M. Nelson	70	2009	President and Founder, KMN Associates LLC	Yes	Audit, Executive	Apartment Investment and Management Company; Dime Community Bancshares, Inc.
* Denotes Committee Chairman ($) Audit Committee Financial Expert

Ratification of Auditors (Page 62)

We are asking our stockholders to ratify the appointment of Deloitte as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2016.

Say-on-Pay (Page 63)

Consistent with our stockholders’ preference, our Board of Directors is providing stockholders with an annual vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.

Please review our Compensation Discussion and Analysis (beginning on page 27), which describes the principal components of our executive compensation program, the objectives and key features of each component and the compensation decisions made by our Compensation Committee for our named executive officers, and the accompanying executive compensation tables and related information (beginning on page 41) for additional details about our executive compensation programs, including information about our named executive officers’ fiscal year 2015 compensation.

Board Proposal to Amend the Certificate Of Incorporation to Delete a Requirement That Directors May Be Removed Only For Cause (Page 64)

As discussed in Proposal 4 (beginning on page 64), in response to a recent decision by the Delaware Court of Chancery interpreting a provision of the Delaware General Corporation law in a case not involving the Company, the Board of Directors has approved, and is recommending to our stockholders for approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to delete a requirement that our directors may be removed only for cause.

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 2, 2016

ANNUAL MEETING AND PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Monday, May 2, 2016, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2015, on or about March __, 2016, to stockholders of record as of March 7, 2016. To obtain directions to be able to attend the meeting and vote in person, you may contact our Senior Vice President – Investor Relations/Corporate Investments either by mail at our corporate office address listed above, or by e-mail to Katie.Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2016:

The Company’s Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company’s fiscal year ended December 31, 2015, are also available at http://cblproperties.com/cbl.nsf/financial_reports.html.

VOTING AT THE ANNUAL MEETING

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 7, 2016 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 170,793,314 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•
The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the Board of Directors’ nominees for re-election as directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

◦
Proposal 2, ratification of the selection of Deloitte as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2016; and

◦	Proposal 3, the advisory resolution approving the compensation of our named executive officers.

•
The affirmative vote of the holders of 75% of the Company’s issued and outstanding shares of Common Stock, voting as a class, is required under the terms of the Certificate of Incorporation for the approval of Proposal 4, the proposed amendment to the Certificate of Incorporation to delete a requirement that the Company’s directors may be removed only for cause.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

While the Company’s directors will be elected by plurality vote at the Annual Meeting, as further described below under “Corporate Governance Matters – Additional Policy Statements,” the Board of Directors has implemented a majority voting policy under our Corporate Governance Guidelines, which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration.

Special Note Regarding Shares Held in Broker Accounts

Under New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to certain matters, including matters involving (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1 or Proposal 3 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on Proposal 3.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1, 3 and 4 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2, or the advisory resolution approving compensation of our named executive officers under Proposal 3. While we believe that approval of the proposed amendment to the Company’s Certificate of Incorporation to delete a requirement that our directors may be removed only for cause (Proposal 4) is considered a routine item under the NYSE Rules, which means there should be no broker non-votes with respect to such matter, abstentions (and broker non-votes, if any) will have the same effect as a vote against Proposal 4 to amend our Certificate of Incorporation.

Unless contrary instructions are indicated on the accompanying form of proxy, the shares represented thereby will be voted by the persons named as proxies on such form FOR the election of the Board of Directors’ nominees for re-election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte as the independent registered public accountants for the Company’s fiscal year ending December 31, 2016 as described in Proposal 2; FOR the advisory resolution approving compensation of our named executive officers as described in Proposal 3; and FOR approval of the proposed amendment to the Company’s Certificate of Incorporation to delete a requirement that our directors may be removed only for cause as described in Proposal 4.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Company’s Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, has nominated the Company’s nine current directors, including recently appointed director Richard J. Lieb, for re-election by stockholders at this year’s Annual Meeting. Under our Certificate of Incorporation and Third Amended and Restated Bylaws (the “Bylaws”), a majority of our directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). At our 2011 annual meeting, our stockholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors to be phased in over time. Pursuant to this amendment, beginning with the Company’s 2014 Annual Meeting all directors are elected on an annual basis.

Our Board of Directors has delegated to the Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and our Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of our Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

Board Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee, our Board intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Stephen D. Lebovitz, Gary L. Bryenton, A. Larry Chapman, Matthew S. Dominski, John D. Griffith, Richard J. Lieb, Gary J. Nay and Kathleen M. Nelson, each to serve for a term of one year and until their successors are duly elected and shall qualify. Charles B. Lebovitz and Stephen D. Lebovitz serve as Chairman of the Board and as President and Chief Executive Officer, respectively, of the Company. Messrs. Bryenton, Chapman, Dominski, Griffith, Lieb and Nay and Ms. Nelson are the Company’s seven Independent Directors. Unless authority to vote for such nominees is withheld, the enclosed proxy will be voted for such nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Mr. Lieb, who was initially appointed to the Board as an additional director in February 2016, was recommended to the Nominating/Corporate Governance Committee for consideration by the Chairman of the Board and by the President and Chief Executive Officer of the Company, based on their familiarity with his professional reputation and experience in the investment banking and commercial real estate industries, including his prior experience in numerous senior management roles with both Greenhill & Co., LLC and Goldman Sachs (as described in more detail below). The Nominating/Corporate Governance Committee did not engage the services of any third-party search firm in connection with its selection of Mr. Lieb.

Summary of Board Experience

As a general matter, our Board believes that each of our directors has valuable individual experiences, qualifications, attributes and skills, including significant leadership and strategic planning expertise, gained through experience in one or more of the fields and capacities summarized below that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as our Company. The following table highlights our directors’ experience, qualifications, attributes and skills:

	C. Lebovitz	S. Lebovitz	G. Bryenton	L. Chapman	M. Dominski	J. Griffith	R. Lieb	G. Nay	K. Nelson
Chief Executive Officer/ President/Founder	X	X			X				X
Chief Operating Officer/ Business Unit Chief Executive			X	X		X	X	X	X
Commercial Real Estate	X	X		X	X	X	X	X	X
Financial Services / Capital Markets		X		X	X		X		X
Investment Banking							X
Legal Services			X
Retail Operations						X		X
Financial Literacy	X	X	X	X	X	X	X	X	X
Risk Oversight / Management	X	X	X	X	X	X	X	X	X

Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that our Board, with the advice of the Nominating/Corporate Governance Committee, has determined qualify each director and director nominee for service on our Company’s Board of Directors are set forth in each individual’s biography presented below. For each of these individuals, the position(s) shown in the left column represents the individual’s position(s) with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Charles B. Lebovitz Chairman of the Board Director since 1993 Age – 79
Charles B. Lebovitz serves as Chairman of the Board of the Company and as Chairman of the Executive Committee of the Board of Directors. He previously served as Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until 2010, and also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates.

Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation in Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. He was the Campaign Chair for the Jewish Federation of Greater Chattanooga in 1989 and served as President in 1990-91. Mr. Lebovitz also has previously served as Chairman of the International Council of Shopping Centers, Inc. (“ICSC”) and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). He is a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga, a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees, where he was named the recipient of the 1995 Distinguished Alumnus Award. He also is a past member of the Board of Trustees for Girls’ Preparatory School in Chattanooga. Mr. Lebovitz received the 2015 Leadership Fundraiser of the Year Award from the Association of Fundraising Professionals in conjunction with National Philanthropy Day. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Company executive officers Stephen D. Lebovitz and Michael I. Lebovitz, and of Alan L. Lebovitz, a senior vice president of the Company.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION
Stephen D. Lebovitz President and Chief Executive Officer Director since 1993 Age – 55
Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.

Mr. Lebovitz was elected as Chairman of the ICSC in May 2015 and is currently serving in that capacity until expiration of his one-year term in May 2016. He is a past Trustee and Divisional Vice President of the ICSC (2002-08), and is a member of the Advisory Board of Governors of NAREIT. Mr. Lebovitz is a Trustee of Milton Academy, Milton, Massachusetts, a former member of the Board of Trust of Children’s Hospital, Boston, and he is a past president of the Boston Jewish Family & Children’s Service. He received the 2014 Edwin N. Sidman Leadership Award for his philanthropic contributions to Boston’s Combined Jewish Philanthropies, including his service as a former Board member and annual campaign chair. Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz, the Company’s Chairman, and a brother of Michael I. Lebovitz and Alan L. Lebovitz, an executive vice president and a senior vice president, respectively, of the Company.

Gary L. Bryenton Director since 2001 Age – 76
Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”), and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”) and pursuant to a Voting/Standstill Agreement (as defined below) that expired on January 31, 2013. Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors.

Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of Heidelberg College and also is a former Trustee of the Rutherford B. Hayes Presidential Center. Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

A. Larry Chapman Director since 2013 Age – 69
A. Larry Chapman joined the Company as a director on August 16, 2013. Mr. Chapman is Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee. Mr. Chapman is a retired 37-year veteran of Wells Fargo & Co., serving as an executive officer of the company from 1987 to 2011. He most recently served as Executive Vice President and the Head of Commercial Real Estate, and as a member of the Wells Fargo Management Committee, from 2006 until his retirement in June 2011. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. As the Group Head of Wells Fargo’s Commercial Real Estate Lending business, Mr. Chapman was responsible for the group’s 75 nationally located real estate loan production offices and 1,500 full time employees. At his retirement in 2011, Mr. Chapman managed the largest bank real estate lending portfolio in the United States, which totaled approximately $60 billion. Mr. Chapman is Chairman of the Audit Committee and a member of the Compensation Committee of the Company’s Board of Directors.

Mr. Chapman was elected to the Board of Directors of Realty Income Corporation, a triple net lease REIT, in February 2012, and also serves on its Audit and Compensation committees. He is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor, council member, and trustee of the Urban Land Institute; a member of NAREIT; and a member and past trustee of the ICSC. Mr. Chapman previously was appointed by the Governor of California to serve on the board of the California Science Center Museum. He also spent six years on the Los Angeles Memorial Coliseum Commission, serving as President in 2002. Mr. Chapman received his Bachelor of Business degree in finance and banking from Texas Tech University.

Matthew S. Dominski Director since 2005 Age – 61
Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski serves as Lead Independent Director and is Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of the Company’s Board of Directors. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002.

Mr. Dominski operated, as a joint owner, Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm, from 2003 through 2013. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC. Mr. Dominski received his Bachelor of Arts degree in economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

John D. Griffith Director since 2015 Age – 54
John D. Griffith joined the Company as a director on January 7, 2015. Mr. Griffith is a member of the Company’s Compensation and Nominating/Corporate Governance Committees. Mr. Griffith currently serves as Managing Partner of Griffith Real Estate LLC, a commercial real estate development firm. He retired from Target Corporation (“Target”) in May 2014, having served most recently as Executive Vice President of Property Development from 2005 until his retirement, and as a member of Target’s Executive Committee. He started with Target in 1999. As the Executive Vice President of Property Development at Target, Mr. Griffith was responsible for the management of Target’s real estate, consisting of over 300 million square feet valued at $30 billion and 3,500 full time employees. During his time at Target, he doubled the retail footprint from under 1,000 locations to more than 1,900.

Mr. Griffith serves as the Governor’s appointed Commissioner on the Minnesota Sports Facilities Authority (the builder/owner of the Minnesota NFL stadium). He is a past trustee of the ICSC, having served on the Executive Committee, and also is a past trustee of Bethel University. Mr. Griffith holds a Bachelor of Arts degree in Business and Economics from Bethel College and a Master of Business Administration degree from the University of Minnesota, Carlson School of Management.

Richard J. Lieb Director since 2016 Age – 56
Richard J. Lieb joined the Company as a director on February 10, 2016. Mr. Lieb is a Managing Director of Greenhill & Co., LLC, a publicly traded independent investment banking firm which he joined in 2005, and currently heads Greenhill’s Real Estate, Gaming and Lodging Group. He served as Greenhill’s Chief Financial Officer from 2008 to 2012 and also served as a member of the firm’s Management Committee from 2008 to 2015. Mr. Lieb has also served during his tenure at Greenhill as head of the firm’s Restructuring business and as head of North American Corporate Advisory services. Prior to joining Greenhill, Mr. Lieb spent more than 20 years with Goldman Sachs, where he headed that firm’s Real Estate Investment Banking Department from 2000 to 2005. Overall, Mr. Lieb has more than 30 years of experience as a strategic advisor to participants in the real estate industry, spanning nearly all property sectors. Mr. Lieb is licensed with FINRA and holds Series 7/General Securities, Series 63 and Series 24 licenses.

Mr. Lieb is an active member of the American Jewish Committee (AJC) and has served as a member of Wesleyan University’s Career Advisory Counsel. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from Harvard Business School.

Gary J. Nay Director since 2011 Age – 71
Gary J. Nay joined the Company as a director upon his election at the 2011 Annual Meeting. Mr. Nay is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors. He is the former Vice President of Real Estate of Macy’s, Inc. and its predecessor, Federated Department Stores, a position he held from 1988 through his retirement in February 2010. As head of Real Estate at Federated/Macy’s, Mr. Nay led the growth of the company’s portfolio from 220 stores to 850 Macy’s and Bloomingdale’s stores across 45 states, Puerto Rico and Guam, generating more than $24 billion in sales. From 1980 to 1988, Mr. Nay served as Divisional Vice President of Real Estate for Mervyn’s, then a subsidiary of Dayton Hudson Corporation, during which time he was responsible for Mervyn’s expansion to the East Coast, opening 76 stores from Texas to Florida.

Mr. Nay has served on the Board of Trustees of the ICSC, including positions on the Executive Committee and as former Dean of the School of Retailing for ICSC’s University of Shopping Centers. He also previously served as a director of the Dan Beard Council of The Boy Scouts of America and has held positions on the Strategic Planning Committee and as past Co-Chairman of the Friends of Scouting campaign. During his career at Federated/Macy’s, Mr. Nay chaired the annual United Way Campaign for Macy’s corporate office and represented Macy’s on the board of The Cincinnati New Markets Fund, a private organization of 13 leading Cincinnati corporations, providing loans and equity investments that have helped to revitalize the center city and adjacent Over-The-Rhine neighborhood in Cincinnati, Ohio. Mr. Nay holds a B.A. degree from the University of North Texas.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Kathleen M. Nelson Director since 2009 Age – 70
Kathleen M. Nelson joined the Company as a director on May 5, 2009, when she was appointed to the Board of Directors to fill the vacancy that resulted from the retirement of director Martin J. Cleary following the Company’s 2009 Annual Meeting of Stockholders. Ms. Nelson is a member of the Audit and Executive Committees of the Company’s Board of Directors. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (KMN), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors.

Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, and a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson is also a director, and a member of the Risk Committee, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves as an unaffiliated Director of the J.P. Morgan U.S. Real Estate Income & Growth Fund and on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE NINE DIRECTOR NOMINEES NAMED ABOVE

Additional Executive Officers

Set forth below is information with respect to those individuals serving as executive officers of the Company as of March 7, 2016 (other than Charles B. Lebovitz and Stephen D. Lebovitz):

Name	Age	Current Position (1)
Jeffery V. Curry	55	Chief Legal Officer and Secretary
Ben S. Landress	88	Executive Vice President – Management
Michael I. Lebovitz	52	Executive Vice President – Development and Administration
Farzana K. Mitchell	64	Executive Vice President – Chief Financial Officer and Treasurer
Augustus N. Stephas	73	Executive Vice President and Chief Operating Officer
___________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President – Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. He also serves as the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Michael I. Lebovitz serves as Executive Vice President – Development and Administration of the Company. Mr. Lebovitz served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010, when he was promoted to his current position. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager overseeing the development of CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He is also a member of the Boards of the United Way of Greater Chattanooga and of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana K. Mitchell serves as Executive Vice President – Chief Financial Officer and Treasurer of the Company. Ms. Mitchell served as Executive Vice President – Finance of the Company from January 2010 through September 10, 2012, when she was promoted to her current positions. Previously, Ms. Mitchell served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Mitchell received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Stephas served as Chief Operating Officer – Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held those positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Other Senior Officers

Set forth below is information with respect to those individuals serving as senior officers of the Company, in addition to our directors and executive officers, as of March 7, 2016:

Name	Age	Current Position (1)
Andrew F. Cobb	47	Senior Vice President – Director of Accounting
Howard B. Grody	55	Senior Vice President – Leasing
Mike Harrison	47	Senior Vice President – Strategic and Technology Initiatives
Alan L. Lebovitz	48	Senior Vice President – Asset Management
Katie A. Reinsmidt	37	Senior Vice President – Investor Relations/Corporate Investments
Jerry L. Sink	65	Senior Vice President – Mall Management
Stuart Smith	54	Senior Vice President – Redevelopment
___________________

(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Andrew F. Cobb serves as Senior Vice President – Director of Accounting, a position to which he was promoted in February 2015. He joined CBL in June 2002, as Vice President – Accounting. In February 2007, he was promoted to Vice President and Director of Accounting. Prior to joining the Company, Mr. Cobb was with Arthur Andersen LLP from 1991 to 2002, most recently serving as an audit manager from 1996 to 2002. Mr. Cobb is a certified public accountant, licensed in the State of Tennessee and a member of the Tennessee Society of Certified Public Accountants. Mr. Cobb received a Bachelor of Science in Accounting from Tennessee Technological University.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position in June 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, where he had leasing responsibility for many of the Company’s properties throughout the country. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates. Mr. Grody was awarded the designation of Certified Leasing Specialist as recognized by ICSC in 1994, the program's inaugural year, and was awarded the designation of Senior Certified Leasing Specialist in 2008. Mr. Grody is currently serving his second term on the ICSC Certified Leasing Specialist Committee. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Mike Harrison joined the Company as Senior Vice President – Strategic and Technology Initiatives of the Company in October 2013, to provide leadership and oversight of new strategic initiatives and technology solutions with the goal of improving CBL’s operations. Prior to joining CBL, Mr. Harrison served for two years as Senior Vice President Real Estate and Chief Financial Officer for a private real estate developer, owner and operator. Mr. Harrison’s prior experience also includes 18 years of senior level consulting practice focused on strategic management in the real estate industry at RealFoundations, Inc. as well as serving as a former principal and managing director at KPMG LLP. Mr. Harrison has served as a consultant for numerous public and private real estate companies evaluating and overseeing the execution of strategic operating and financial plans. He also served for five years as a controller for a publishing and distribution company. Mr. Harrison received his Accounting degree from Dallas Baptist University.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company. He was promoted to that position in February 2009, having previously served as Vice President – Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Prior to joining CBL in 1995, Mr. Lebovitz received his B.A. from Northwestern University in 1990, was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained an M.B.A. from Vanderbilt University. He has been an active community volunteer for organizations that include: Alzheimer Association’s Mid-South Chapter, B’nai Zion Synagogue, Chattanooga Area Chamber of Commerce - Leadership Chattanooga and Workforce Development Task Force, Chattanooga Public Education Foundation, Jewish Federation of Greater Chattanooga, The McCallie School, Normal Park Museum Magnet School, and United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Katie A. Reinsmidt serves as Senior Vice President – Investor Relations/Corporate Investments of the Company, having been promoted to that position in September 2012. Ms. Reinsmidt joined the Company as Director of Investor Relations in 2004 and was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010. Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs. Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis. She also serves as a Trustee and as Vice Chairman of the City of Chattanooga General Pension Board.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designations of Certified Retail Expert (CRX) and Certified Shopping Center Manager (CSM) as recognized by the ICSC.

Stuart Smith serves as Senior Vice president – Redevelopment, a position to which he was promoted in February 2015. He joined CBL as Director of Tenant Coordination in January 2001, and then became Director – Tenant Design and Development in April 2003. He was promoted to Vice President – Redevelopment in February 2007. Mr. Smith is responsible for creating redevelopment opportunities and solutions throughout the portfolio.  This includes the initial vision along with securing new and existing anchor deals and approvals.

Mr. Smith started his shopping center career as an Owner's Representative with U.S. Lend Lease in 1986 located in Tampa, Florida. He subsequently served eight years with Dusco Property Management in Lancaster, Pennsylvania overseeing mall renovation projects throughout the country, and then four years with Arbor Property Trust in Philadelphia, Pennsylvania as Director of Construction.  He received his Business degree from Pennsylvania State University.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

Our Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, our Company currently holds a 1.0% sole general partner interest and an 84.3% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions – Operating Partnership Agreement; CBL Rights”. Our Company conducts substantially all of its business through the Operating Partnership. Our Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Corporate Governance Matters

Overview. Our Board has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. Effective as of January 1, 2006, our Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections, and effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements.” These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to our Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of our Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with our Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of our Board. As a result of this review, our Board affirmatively determined that seven of our Company’s nine current directors were independent under the standards of the SEC and NYSE and as set forth in our Company’s Director Independence Standards. Messrs. Charles B. Lebovitz and Stephen D. Lebovitz, who are executive officers of our Company and employees of the Management Company, were deemed not independent. In making the independence determinations with respect to the other seven directors, the Board considered the following matters and determined that they did not interfere with the independence of Mr. Bryenton:

•
With respect to Mr. Bryenton, our Board considered the fact that he serves on the board of REJ Realty LLC (“REJ”), which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel). In connection with these relationships, the Board also considered the fact that Mr. Bryenton has provided formal, written confirmation to both the Company and REJ Realty LLC that:
(i)    in his capacity as a director of CBL, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J Special Common Units (“SCUs”) in the Operating Partnership (now Common Units, following the Company’s exercise of its right to convert all Series J SCUs to Common Units during 2011) held or controlled by REJ, (B) the conversion of such Series J SCUs to Common Units in CBL’s Operating Partnership and (C) the exercise of exchange rights with respect to Operating Partnership units held or controlled by REJ into common stock of CBL, and related matters;
(ii)    in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J SCUs held or controlled by REJ, (B) the conversion of such Series J SCUs to Common Units by CBL, and (C) the exercise of exchange rights with respect to units held or controlled by REJ for common stock of CBL, and subsequent decisions regarding the disposition of such common stock of CBL; and
(iii)    both in his capacity as a director of CBL and in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton will recuse himself from any and all discussions relating to decisions regarding Triangle Town Center (prior to Jacobs’ disposition of its interest in that shopping center in February 2016) and Gulf Coast Town Center while REJ continues to own and/or control interests in those joint ventures.

Additional Policy Statements. Effective as of January 1, 2006, and further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections, and effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Director Resignation Policy – a policy statement that requires a director who is nominated in an uncontested election but does not receive a “majority vote” to immediately tender his or her resignation to the Board of Directors for consideration.  A “majority vote” means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to the election of that director. The policy provides that if a director does not receive a “majority vote” and tenders his or her resignation, the Nominating/Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the resignation. The Board will then consider the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by the later of five (5) years from January 1, 2012 or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company’s common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such non-employee director shall receive from the Company. This policy statement includes an exemption for any non-employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers and Senior Vice Presidents – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer or senior vice president, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	10x prior calendar year's annual base salary
President	2x prior calendar year's annual base salary
Chief Financial Officer	2x prior calendar year's annual base salary
Executive Vice President	2x prior calendar year's annual base salary
Senior Vice Presidents	1x prior calendar year's annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected for another full term.

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. Matthew S. Dominski chairs these executive sessions in his capacity as the Company’s Lead Independent Director. The Independent Directors met in four executive sessions during 2015.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at this time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz’ leadership has made to the success of the Company over his many years of service, including his service as CBL’s President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993. The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company’s ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the two current executive directors (Chairman Charles B. Lebovitz and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors; historically this requirement has been satisfied at all times, and seven of the nine current members of the Company’s Board satisfy this requirement as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Independent Director serving as Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive session without the presence of management, with the Lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that the Company faces.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, independent registered public accountants, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of our Company. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the Company’s Disclosure Committee, and exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy as described herein under the section entitled “Certain Relationships and Related Person Transactions.”

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of our directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Senior Vice President – Investor Relations/Corporate Investments, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Senior Vice President – Investor Relations/Corporate Investments and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons;

provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s then-current directors attended the 2015 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 37421-6000, Attention: Senior Vice President – Investor Relations/Corporate Investments. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

The Company’s Board of Directors met twelve times and took action by unanimous written consent seven times during 2015. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2015.

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees, as described in more detail below. Copies of each of the committee charter documents referenced below are available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Senior Vice President – Investor Relations/Corporate Investments at the address provided above.

The Executive Committee
Members: Charles B. Lebovitz (Chair) Stephen D. Lebovitz Kathleen M. Nelson 2015 Committee Actions: 4 meetings 4 actions by unanimous written consent
The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws.

The Audit Committee
Members: A. Larry Chapman (Chair) Gary L. Bryenton Matthew S. Dominski Kathleen M. Nelson 2015 Committee Actions: 8 meetings Governing Document: Second Amended and Restated Charter adopted August 14, 2013
The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management. The Audit Committee also exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy, as described herein under the section entitled “Certain Relationships and Related Person Transactions.”
The Board of Directors has determined that each member of the Audit Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable.

The Compensation Committee
Members:
Matthew S. Dominski (Chair)
A. Larry Chapman
John D. Griffith
Gary J. Nay

2015 Committee
Actions:
4 meetings
1 action by unanimous written
consent

Governing Document:
Amended and Restated
Charter adopted May 14, 2013

The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of senior vice president or higher. The Compensation Committee administers both (i) the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”), with respect to awards that remain outstanding under such plan, and (ii) the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to both plans, such as the documentation and record-keeping functions concerning awards issued under such plans, to employees in the Company’s accounting and finance departments, with assistance from Company counsel. Following the update of the Company’s incentive programs for its Named Executive Officers (as defined herein) in March 2015, the Compensation Committee also approves and oversees the Annual Incentive Plan and Long-Term Incentive Program components of such officers’ compensation. Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.”
The Board of Directors has determined that each member of the Compensation Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.05(a) of the listing standards of the NYSE as currently applicable.

The Nominating/Corporate Governance Committee
Members: Gary L. Bryenton (Chair) Matthew S. Dominski John D. Griffith Gary J. Nay 2015 Committee Actions: 2 meetings Governing Document: Amended and Restated Charter adopted August 14, 2013
The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.
The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee and Compensation Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition prior to their expiration as discussed above.
The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November __, 2016, in order to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. For deadlines applicable to the procedure for nominating director candidates pursuant to the proxy access Bylaw adopted by the Company in February 2016, see the section of this proxy statement entitled “Date For Submission of Stockholder Proposals And Related Matters” below.
The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 of the listing standards of the NYSE as currently applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 7, 2016, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
The Vanguard Group, Inc. (3)	25,362,489	14.85%	12.68%
100 Vanguard Blvd. Malvern, PA 19355
Brookfield Investment Management Inc. (4)	14,079,179	8.24%	7.04%
Brookfield Place, 250 Vesey Street, 15th Floor New York, NY 10281
BlackRock, Inc. (5)	10,317,591	6.04%	5.16%
55 East 52nd Street New York, NY 10055
LaSalle Investment Management Securities, LLC (6)	8,896,147	5.21%	4.45%
100 East Pratt Street Baltimore, MD 21202
CBL & Associates, Inc.(“CBL’s Predecessor”) (7)	16,764,484	8.99%	8.38%
Charles B. Lebovitz (8)	18,831,893	10.03%	9.41%
Stephen D. Lebovitz (9)	1,443,699	*	*
Farzana K. Mitchell (10)	203,554	*	*
Augustus N. Stephas (11)	147,091	*	*
Michael I. Lebovitz (12)	681,627	*	*
Gary L. Bryenton (13)	24,911	*	*
A. Larry Chapman (14)	13,000	*	*
Matthew S. Dominski (15)	21,879	*	*
John D. Griffith (16)	5,060	*	*
Richard J. Lieb (17)	1,000	*	*
Gary J. Nay (18)	18,500	*	*
Kathleen M. Nelson (19)	19,534	*	*
All executive officers, directors and director nominees (14 persons) as a group (20)	21,942,413	11.62%	10.97%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the Company officers named in this Proxy Statement, has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 170,793,314 shares of Common Stock actually outstanding as of March 7, 2016 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 29,257,183 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 170,793,314 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 200,050,497 shares of Common Stock.

(3)
In a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2015, it beneficially owned 25,362,489 shares of Common Stock, or 14.85% of the total shares outstanding as of March 7, 2016. Vanguard reported that of the 25,362,489 shares of Common Stock beneficially owned, 12,282,038 shares, or 7.19% of the total shares outstanding as of March 7, 2016, are beneficially owned by Vanguard Specialized Funds – Vanguard REIT Index Fund, with such fund having sole voting and no investment power as to all of such shares, with sole investment power over all of such shares held by Vanguard. Of the remaining shares, Vanguard reported it possesses sole voting power with respect to 368,963 of such shares and shared voting power with respect to 139,080 of such shares, and had sole dispositive power with respect to 25,106,415 shares and shared dispositive power with respect to 256,074 shares.

(4)
In a Schedule 13G/A filed on February 16, 2016 by Brookfield Investment Management Inc. (“Brookfield”), Brookfield reported that as of December 31, 2015, it beneficially owned 14,079,179 shares of Common Stock, or 8.24% of the total shares outstanding as of March 7, 2016. Of the 14,079,179 shares of Common Stock beneficially owned, Brookfield reported that it possessed sole voting power with respect to 11,023,883 shares and sole dispositive power with respect to all of such shares.

(5)
In a Schedule 13G filed on January 28, 2016 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2015, it beneficially owned 10,317,591 shares of Common Stock, or 6.04% of the total shares outstanding as of March 7, 2016. BlackRock reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 9,411,814 of the shares of Common Stock beneficially owned.

(6)
In a Schedule 13G filed on February 12, 2016 by LaSalle Investment Management Securities, LLC (“LaSalle”), BlackRock reported that as of December 31, 2015, it beneficially owned 8,896,147 shares of Common Stock, or 5.21% of the total shares outstanding as of March 7, 2016. LaSalle reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 329,740 of the shares of Common Stock beneficially owned.

(7)
Includes (i) 1,035,106 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common

Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(8)
Includes (i) 729,471 shares of unrestricted Common Stock owned directly; (ii) 40,609 shares of restricted Common Stock that Charles B. Lebovitz received under the Stock Incentive Plan; (iii) 17,069 shares owned by Mr. Lebovitz’ wife and 17,758 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power; (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights; (v) 16,764,484 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (6) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor; (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights; and (vii) 17,081 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the spouses and children of two of his sons (of which Mr. Lebovitz disclaims beneficial ownership).

(9)
Includes (i) 667,664 shares of unrestricted Common Stock owned directly, (ii) 208,046 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, (iii) 480,297 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 1,150 shares owned by Mr. Lebovitz’ wife (of which Mr. Lebovitz disclaims beneficial ownership); (v) 32,387 shares held in accounts as to which Mr. Lebovitz serves as custodian for his children under the Uniform Transfers to Minors Act (and as to which Mr. Lebovitz disclaims beneficial ownership); and (v) 54,155 shares of Common Stock that may be acquired upon the exercise of CBL Rights by a trust, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(10)
Includes (i) 148,887 shares of unrestricted Common Stock owned directly, (ii) 9,073 shares of Common Stock owned by Ms. Mitchell’s individual retirement account, and (iii) 45,594 shares of restricted Common Stock that Ms. Mitchell received under the Stock Incentive Plan.

(11)
Includes (i) 75,507 shares of unrestricted Common Stock owned directly; (ii) 16,244 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan; and (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights.

(12)
Includes (i) 358,262 shares of unrestricted Common Stock owned directly; (ii) 44,594 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan; (iii) 1,830 shares owned by Mr. Lebovitz’ wife; (iv) 212,346 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, and (v) 64,595 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(13)	Includes (i) 2,461 shares of unrestricted Common Stock owned directly and (ii) 22,450 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(14)	Includes 13,000 shares of restricted Common Stock granted to Mr. Chapman under the Stock Incentive Plan.

(15)	Includes (i) 129 shares of unrestricted Common Stock owned directly and (ii) 21,750 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(16)	Includes (i) 60 shares of unrestricted Common Stock owned directly and (ii) 5,000 shares of restricted Common Stock granted to Mr. Griffith under the Stock Incentive Plan.

(17)	Includes 1,000 shares of restricted Common Stock granted to Mr. Lieb under the Stock Incentive Plan.

(18)	Includes (i) 500 shares of unrestricted Common Stock owned directly and (ii) 18,000 shares of restricted Common Stock granted to Mr. Nay under the Stock Incentive Plan.

(19)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 19,500 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(20)
Includes an aggregate of (i) 3,465,558 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit), (ii) 497,762 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan and (iii) 17,979,093 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2015 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid for fiscal year 2015, and certain elements of our 2016 compensation program, for the following individuals who are our “named executive officers” as determined under SEC rules (the “Named Executive Officers” or “NEOs”):

•	Charles B. Lebovitz, Chairman of the Board,

•	Stephen D. Lebovitz, President and Chief Executive Officer

•	Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer

•	Augustus N. Stephas, Executive Vice President and Chief Operating Officer

•	Michael I. Lebovitz, Executive Vice President – Development and Administration

2015 “Say-on-Pay” Advisory Vote on Executive Compensation

Since 2011, the Company has provided stockholders with an annual “say on pay” advisory vote on the Company’s compensation program for its Named Executive Officers. Last year, our Compensation Committee, working with the independent compensation consulting firm FPL Associates, L.P. (“FPL”), unveiled a new incentive compensation program for the Company’s Named Executive Officers in response to our stockholders’ feedback as a result of their 2014 “say on pay” vote on our prior NEO compensation program. At our 2015 annual meeting the Company’s stockholders expressed strong support for the new program, with the “say on pay” advisory vote being approved by over 97% of the votes cast, which was consistent with the high levels of approval previously expressed through similar votes at the Company’s 2011, 2012 and 2013 annual meetings.

While maintaining overall pay levels that are relatively conservative within our industry, the Compensation Committee structured the new incentive program adopted in 2015 for our Named Executive Officers around the following key principles:

•    The NEO incentive program includes both short-term and long-term components, balancing incentives for performance across multiple periods.
Our Named Executive Officers are now compensated for short-term performance through cash awards under an Annual Incentive Plan (“AIP”), and rewarded for value creation over a multi-year period through a Long-Term Incentive Program (“LTIP”) that maintains accountability for the achievement of longer-term, sustained performance.

•    The largest component of NEO equity awards is based on a long-term (in excess of one year) performance metric that emphasizes stockholder alignment.
To provide direct alignment with investors, a majority of the NEO equity awards under our LTIP is predicated on our 3-year total stockholder return (stock price change plus dividends paid, assuming dividend reinvestment) vs. our closest peers in the public REIT retail sector (the “FTSE NAREIT Retail Index”). We must outperform our peers for the NEOs to earn the targeted compensation under this component of our performance-based LTIP awards. Once earned, 40% of the awards are subject to vesting over an additional two-year period.

•    The NEO incentive program is largely based on objective performance criteria.
A majority of both AIP cash bonuses and LTIP awards are tied to specifically defined and communicated performance criteria commonly used in our industry and supported by our stockholders:

AIP Criteria: Funds From Operations (“FFO”) per diluted share, as adjusted
                      Same-center Net Operating Income (“NOI”) growth

LTIP Criteria: Relative total stockholder return

In conjunction with the adoption of the new NEO incentive program last year, we also increased the stock ownership guidelines for our Chief Executive Officer from shares having a value equal to 3x his prior calendar year’s annual base salary to shares having a value equal to 10x his prior calendar year’s annual base salary. As discussed further below, we also proactively adopted a clawback policy in conjunction with the new NEO incentive program, and in February 2016 our Board added an anti-hedging policy applicable to CBL’s officers and directors.

Additional details concerning CBL’s Named Executive Officer compensation during 2015, as well as our NEO incentive program for 2016, are provided below. The Compensation Committee believes the overall compensation program for our Named Executive Officers, including the restructured NEO incentive program we implemented last year, appropriately balance short-term vs. long-term performance and operational goals vs. stock price performance, while also providing an appropriate level of objectivity with subjectivity in an effort to support the Company’s business plans and strategy. We believe these programs will continue to allow us to attract and retain highly qualified personnel, while also serving our overall objective of linking senior management’s long-term economic interests with those of CBL’s stockholders.

CBL 2015 Performance Highlights

CBL is a self-managed, self-administered, fully integrated REIT that owns, develops, acquires, leases, manages, and operates regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties located in 27 states, primarily in the southeastern and midwestern United States. During 2015, the Company succeeded in re-leasing a majority of the vacant space that arose due to retailer bankruptcies that occurred in the first quarter of 2015 and resulted in 175 store closures, with an initial 310 basis point impact to mall occupancy. While CBL’s 93.6% portfolio occupancy at December 31, 2015 was slightly below the prior-year end occupancy of 94.7%, management worked throughout the year to increase the resiliency of the Company’s tenant base through the addition of credit-worthy and in-demand tenants to replace weaker stores. Additional highlights of the Company’s overall 2015 performance that were considered by the Compensation Committee in making its decisions concerning the subjectively determined elements of 2015 NEO compensation (in addition to the individual factors outlined below for each Named Executive Officer) included the following:

•	The Company’s achievement of a 1.8% increase in FFO, as adjusted, per diluted share to $2.32 for 2015 as compared to $2.28 for 2014.

•	The Company’s achievement of portfolio Same-center NOI growth of approximately 0.7% for 2015 as compared to the prior year period.

•	Increasing same center mall store sales for mall tenants of 10,000 square feet or less for 2015 by 3.9% to $374 per square foot.

•
Maintaining the Company’s total portfolio occupancy at 93.6% in 2015, representing a decline of only 110 basis points despite a significant decline at the beginning of the year due to tenant bankruptcies.

•
The Company’s successful execution of over 4.9 million square feet of new and renewal leases in the operating portfolio during 2015 coupled with a positive overall leasing spread of 9.3% for comparable small shop leases of less than 10,000 square feet.

•
Opening 15 projects, comprising over 1.1 million square feet of new retail development, expansions and redevelopment, representing a total investment of approximately $115 million, coupled with the enhancement of the Company’s existing properties during 2015 through the addition of 9 new anchor stores, 15 restaurants and 27 larger store formats.

•	The success of the Company’s financing activities during 2015, highlights of which included:

➢	achieving a third investment-grade rating, from Standard & Poors;

➢	the multi-year extension and modification of the Company’s three unsecured credit facilities totaling $1.1 billion;

➢	closing on two permanent loans totaling $314.5 million, one unsecured term loan for $350 million, two construction loans for $17.5 million; and

➢	asset sales totaling more than $158 million.

•	The successful execution of planned information technology systems upgrades to improve the efficiency of the Company’s operations.

Incentive Compensation Programs for the Company’s Named Executive Officers

An overview illustrating the key features and operation of the AIP and LTIP is provided below, followed by detailed information concerning awards to the NEOs under the AIP and LTIP for both 2015 and 2016, as well as information concerning the NEOs base salary determinations and restricted stock grants made to the NEOs in February 2015 prior to the adoption of the new incentive programs.

Incentive Based Compensation Elements for CBL’s Named Executive Officers: What We Pay and Why

Element	Objectives	Key Features
Annual Incentive Plan (AIP)
•    On an annual basis, motivates the achievement of company and individual strategic objectives
•    Balances objectivity with subjectivity to support the Company’s annual business plan and operating goals
•    Drives annual performance that ultimately creates stockholder value
• Objective measures include FFO, as adjusted per share and Same-center NOI growth • Subjective goals vary per individual based on responsibilities
Long-Term Incentive Program (LTIP)	• Encourages executives to create stockholder value, aligning the interests of executives and stockholders over a longer-term • Provides a retention mechanism
•    A majority portion of the award is predicated on our total stockholder return vs. our closest peers (the FTSE NAREIT Retail Index), with 40% of the awards earned subject to further vesting requirements over an additional two-year period
•    A minority portion of the award is based on both a subjective review of performance and continued service with the Company, allowing for an enhanced retention feature with a five-year vesting schedule (vesting 20% on issuance following the year for which the award is earned and 20% per year thereafter)

LTIP Compensation Mix

We believe that the structure of the NEO incentive programs we adopted in 2015, as outlined above, will contribute to our Company’s achievements and drive stockholder value creation. Further, we believe that the transformation of our compensation structure from a purely discretionary program to one that emphasizes objectivity and transparency, with some (limited) subjective elements, results in a balanced approach. As illustrated below, our Chief Executive Officer’s LTIP opportunity is based 65% on objective criteria, a significant departure from the 100% subjective criteria used historically.

Long-Term Incentive Program: Chief Executive Officer

2015 Annual Incentive Program for Named Executive Officers

The AIP adopted on March 24, 2015 rewards the Named Executive Officers for the achievement of two annual quantitative operational goals and the qualitative individual performance objectives, as assessed by the Compensation Committee. For our Chief Executive Officer, 70% of his total AIP opportunity is based on the quantitative portion and the remaining 30% will be based on individual performance objectives. For the other Named Executive Officers, 60% of the total award is based on the quantitative portion and the remaining 40% is based on individual performance objectives.

The quantitative portion of the award is allocated between two performance measures, each with a 50% weighting: (1) FFO, as adjusted per diluted share, as reported in the Company’s periodic reports (Forms 10-K and 10-Q) filed with the SEC (the “Periodic Reports”) and (2) Same-center NOI growth, as reported in the Periodic Reports. The remaining portion of awards under the AIP is based on specific individual performance goals under the qualitative portion.

A visual overview of the structure of the AIP for the CEO and the other named executives officers is provided below:

For cash bonus awards based on performance in relation to the quantitative metrics under the AIP:

➢	Achievement of target performance for a metric will result in 100% payout of the quantitative portion of the award based on that performance metric.

➢	Performance that meets threshold requirements will result in 50% (of target) payout of the quantitative portion of the award based on that performance metric.

➢	Achievement of the maximum performance for a metric will result in 150% (of target) payout.

➢	Performance achieved between threshold and maximum level for either metric will result in a prorated bonus payout.

➢	There will be no payout for the portion of any award that is based on a performance metric for which less than the threshold level of performance is achieved.

The Compensation Committee has the ability to adjust each metric, if appropriate, to account for significant unbudgeted transactions or events.

A Named Executive Officer who terminates employment with the Company prior to the conclusion of any applicable performance period under the AIP will not receive an AIP bonus payment for such period, except that an otherwise eligible Named Executive Officer shall receive an AIP bonus payment in the amount of his or her full Target Cash Bonus Award, as determined by the Compensation Committee, in either of the following circumstances:

•
In the event of death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) prior to the end of the annual performance period; or

•
If a Named Executive Officer’s employment is terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan), following a Change of Control as defined in the Company’s 2012 Stock Incentive Plan (see pages 48-49 below), but prior to end of the annual performance period.

The table set forth on the next page illustrates the actual 2015 AIP cash bonus payouts for each Named Executive Officer in relation to the targets established by the Compensation Committee for the 2015 AIP. Such bonuses aggregated, for each Named Executive Officer, to less than the purely discretionary cash bonuses paid in 2014 under the prior program. These 2015 AIP cash bonuses were based on:

•	achievement of FFO, as adjusted, of $2.32 per diluted share corresponded to a payout between the “target” and “maximum” levels;

•	achievement of Same-center NOI growth of 0.7% corresponded to a payout between the “threshold” and “target” levels; and

•	the Compensation Committee’s consideration of each NEO’s performance in relation to subjective AIP bonus criteria established for 2015 as further discussed below.

Named Executive Officer and Allocation of 2015 AIP Bonus Opportunity Between Quantitative and Qualitative Criteria	Total 2015 AIP Target Cash Bonus Award ($) (% of Such Officer’s Base Salary)	2015 AIP Cash Bonus Paid on Quantitative Criteria								2015 AIP Cash Bonus Paid on Qualitative Individual Criteria
		FFO Performance Metric (50% of Opportunity)				NOI Performance Metric (50% of Opportunity)				Target ($)	Actual Payout ($)
		TH* ($)	Target ($)	Max ($)	Actual Payout ($)	TH* ($)	Target ($)	Max ($)	Actual Payout ($)
Stephen D. Lebovitz, President and Chief Executive Officer 70% Quantitative/ 30% Qualitative	$875,000 (125%)	153,125	306,250	459,375	393,750	153,125	306,250	459,375	283,281	262,500	229,688
Charles B. Lebovitz, Chairman of the Board 60% Quantitative/ 40% Qualitative	$750,000 (111%)	112,500	225,000	337,500	289,286	112,500	225,000	337,500	208,125	300,000	270,000
Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer 60% Quantitative/ 40% Qualitative	$300,000 (57%)	45,000	90,000	135,000	115,714	45,000	90,000	135,000	83,250	120,000	100,800
Augustus N. Stephas, Executive Vice President and Chief Operating Officer 60% Quantitative/ 40% Qualitative	$350,000 (63%)	52,500	105,000	157,500	135,000	52,500	105,000	157,500	97,125	140,000	120,400
Michael I. Lebovitz, Executive Vice President – Development and Administration 60% Quantitative/ 40% Qualitative	$300,000 (71%)	45,000	90,000	135,000	115,714	45,000	90,000	135,000	83,250	120,000	103,200

* Indicates achievement of performance at the “Threshold” level for such metric.

The qualitative component of the 2015 bonus payments reflected in the preceding table was based on the Compensation Committee’s subjective evaluation of each Named Executive Officer’s performance in relation to the 2015 qualitative performance objectives established by the Compensation Committee and outlined in the table below for each such officer. Final 2015 qualitative bonus payments listed above for each Named Executive Officer are less than the original target amounts, reflecting the Compensation Committee’s determination that none of the Named Executive Officers achieved a 100% performance level with respect to their subjective bonus criteria for 2015.

Named Executive Officer	2015 Individual Performance Objectives
Stephen D. Lebovitz
(1) refining, enhancing and executing the Company’s strategic and business plans
(2) effective communications and interactions with the investment community
(3) maintain and enhance key retailer, financial and other relationships
(4) effective corporate and executive team motivation and management

Charles B. Lebovitz	(1) effective Board management (2) maintain and enhance key retailer and other relationships (3) broad involvement and stewardship of the Company’s strategic objectives and business performance
Farzana K. Mitchell
(1) successful execution of the Company’s balance sheet strategy including maintaining/improving key credit metrics
(2) effective management and oversight of the Company’s accounting function
(3) maintain and improve key financial and joint venture partner relationships
(4) improve interactions with the investors/analysts through earnings calls, presentations and investor conferences/meetings
(5) maintain and improve morale of the financial services division and retain/attract new and higher level talent to the team

Augustus N. Stephas
(1) improvement in overall portfolio operations
(2) effective management of leasing and management functions
(3) successful preparation of Board materials
(4) oversight of billings, collections, legal and other internal operations
(5) expense containment and oversight of general and administrative costs

Michael I. Lebovitz
(1) successful completion of development and redevelopment projects at approved pro forma returns and on schedule
(2) develop a pipeline of new development and redevelopment projects
(3) effective oversight of the implementation of technology initiatives (shared services, information technology strategy, data governance)
(4) manage and enhance joint venture development relationships and pursue additional joint venture relationships to expand our pipeline of new projects
(5) effective management and team building for the Development, Human Resources and Information Technology divisions within the company

Establishment of 2016 Annual Incentive Program for Named Executive Officers

In February 2016, the Compensation Committee approved a 2016 Annual Incentive Plan, the terms of which are substantially identical to those described above for the 2015 AIP (except for the revised 2016 bonus targets and criteria set forth below). The 2016 AIP will determine the NEO’s annual bonus compensation for performance during the Company’s fiscal year 2016.

Under the 2016 AIP, the quantitative portion of each NEO’s annual bonus award will be determined by reference to the same two performance metrics utilized under the 2015 AIP, with 50% weighting allocated to the Company’s performance with respect to FFO, as adjusted per diluted share, and the remaining 50% weighting allocated to the Company’s performance with respect to Same-center NOI, each as reported in the Company’s Periodic Reports. The Compensation Committee elected to maintain target cash bonus awards for each of the Company’s named executives officers based on 2016 performance at the same levels as under the 2015 AIP, as follows:

Named Executive Officer	Total 2016 Target Cash Bonus Award ($)	Quantitative Allocation(1)	Qualitative/ Individual Allocation
Stephen D. Lebovitz, President and Chief Executive Officer	875,000	70%	30%
Charles B. Lebovitz, Chairman of the Board	750,000	60%	40%
Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer	300,000	60%	40%
Augustus N. Stephas, Executive Vice President and Chief Operating Officer	350,000	60%	40%
Michael I. Lebovitz, Executive Vice President – Development and Administration	300,000	60%	40%

(1)
The cash bonus awards ultimately received by each Named Executive Officer based on quantitative metrics under the 2016 AIP will be determined in relation to the threshold, target and maximum performance levels established for each metric by the Compensation Committee in the same manner as described above for the 2015 AIP.

The qualitative component of the cash bonus awards received by each Named Executive Officer under the 2016 AIP will be determined by the Compensation Committee’s subjective evaluation of each officer’s performance in relation to 2016 individual performance goals established by the Compensation Committee in the same manner as the 2015 individual performance objectives that were utilized in determining qualitative performance bonuses under the 2015 AIP.

Long Term Incentive Program for Named Executive Officers

The LTIP initially adopted by the Compensation Committee on March 24, 2015 rewards the Named Executive Officers for achievement of long-term relative Total Stockholder Return (“TSR”) performance versus the FTSE NAREIT Retail Index. The LTIP also carves out a limited portion for time-based vesting awards that may be granted based on the Compensation Committee’s subjective review of performance. For our Chief Executive Officer, 65% of his total LTIP opportunity each year is based on the TSR criteria and the remaining 35% is time-based. For the other Named Executive Officers, 60% of the total award is based on the TSR criteria and the remaining 40% is time-based.

A visual overview of the LTIP for the CEO and the other named executives officers is provided below:

The performance hurdles established for the performance-based portion of the awards are shown below based on four performance levels:

Performance Measure	Threshold	Target	High	Maximum
Relative TSR vs. NAREIT Retail Index	- 400 basis points	+ 100 basis points	+ 600 basis points	+ 1,000 basis points

The target value of the performance-based portion of the LTIP is translated into an award of performance stock units under the 2012 Stock Incentive Plan at the date of grant. Achievement of target performance will result in issuance of shares of Common Stock equal to 100% of the award. Performance that meets threshold requirements will result in issuance of shares equal to 50% of the target amount of the award, performance that meets high performance will result in issuance of shares equal to 150% of the target amount of the award, and performance that meets maximum performance will result in issuance of shares equal to 200% of the target amount of the award. Performance achieved between threshold and maximum levels will result in the issuance of a prorated number of shares. There will be no payout under the award for achievement of less than the threshold level of performance.

In establishing the performance hurdles for the relative TSR, the Compensation Committee, with the assistance of its independent consultant, conducted extensive back-testing analysis to assess the relationship of performance across our public retail and mall REIT peers with respect to the distributions of performance over time and to ensure appropriate rigor in our program. Specifically, in examining the last ten 3-year rolling performance periods (e.g., 2012-2014, 2011-2013, 2010-2012, etc.), it was found that, on average, -400 basis points generally equated to the 33rd percentile. A number of our peers and broader market practices tend to use the 25th percentile as a threshold for which the minimum award payout is provided. At the same time, we established target performance to be +100 basis points such that we must outperform our peers in order for the Named Executive Officers to receive the target award, which is more challenging than a common approach of using the 50th percentile. Finally the upside performance requirement of 1,000 basis points has generally equated to performance above the 85th percentile.

While the actual three-year performance period applicable to the Performance Stock Units issued to the Company’s Named Executive Officers in March 2015 under the LTIP runs from 2015 through 2017, the table below – utilizing a hypothetical performance period of 2013 through 2015 – illustrates the manner in which these LTIP awards serve to align the economic interests of such officers with those of the Company’s stockholders. Based on a comparison of our TSR to that of the FTSE NAREIT Retail Index for the 3-year period 2013-2015 as set forth below, if the initial Performance Stock Units granted to our NEOs last year had been paid out as of December 31, 2015, based on our relative TSR performance over such hypothetical three-year period, they would have had no value and there would have been no additional shares of Common Stock issued to the NEOs in connection with the payout of such awards:

Hypothetical 3-Year Performance Period	CBL TSR	FTSE NAREIT Retail Index TSR	Relationship of CBL TSR to NAREIT Retail Index TSR Over the Period
2013-2015	-11.58%	10.77%	-22.35%

Named Executive Officer	Target Value of 3- Year PSUs Granted in March 2015 ($)	Value of PSUs Granted in March 2015 if Paid Based on CBL Relative TSR for the 3- Year Period 2013-2015 ($)

Stephen D. Lebovitz	1,137,500	0
Charles B. Lebovitz	750,000	0
Farzana K. Mitchell	300,000	0
Augustus N. Stephas	300,000	0
Michael I. Lebovitz	300,000	0

The target values of the total LTIP awards granted to each Named Executive Officer for 2015 and 2016 are shown below. This includes (i) the target value of the performance-based awards for each of the 2015-2017 and 2016-2018 performance periods, (ii) the target value for the initial time-vested awards for the 2015 performance period, as well as the number of shares actually issued at the payout of such awards in February 2016 and (iii) the target value of the initial time-vested awards for the 2016 performance period that may be granted in February 2017.

Named Executive Officer	Year of Grant/ Base Year for LTIP Performance Period	Target Value of Long Term Incentive Award ($)	Target Value of Performance Based Award ($)(1)	Target Value of Time-Vested Award ($)(2)
Stephen D. Lebovitz, President and Chief Executive Officer	2016	1,750,000	1,137,500	612,500
	2015	1,750,000	1,137,500	612,500
Charles B. Lebovitz, Executive Chairman of the Board	2016	1,250,000	750,000	500,000
	2015	1,250,000	750,000	500,000
Farzana K. Mitchell, Executive Vice President, Chief Financial Officer and Treasurer	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000
Augustus N. Stephas, Executive Vice President and Chief Operating Officer	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000
Michael I. Lebovitz, Executive Vice President – Development and Administration	2016	500,000	300,000	200,000
	2015	500,000	300,000	200,000

(1)
The number of Performance Stock Units granted in relation to the target value of the performance based award is determined by dividing such value by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the initial date of grant. For 2015 awards, the number of Performance Stock Units issued was determined by dividing the Target Value of the Performance Based LTIP Award by $20.10, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on March 24, 2015. As illustrated above, the value of each such 2015 award as of December 31, 2015 was $0. For 2016 awards, the number of Performance Stock Units issued was determined by dividing the Target Value of the Performance Based LTIP Award by $9.85, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 10, 2016.

(2)
The number of shares of Common Stock issued in relation to each time-vested stock award is determined by dividing the amount of the targeted value of each such award that the Compensation Committee ultimately determines that each Named Executive Officer has earned, based on the Compensation Committee’s subjective evaluation of the Company’s performance during the just completed fiscal year, by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the date that the Compensation Committee makes such determination. Based upon consideration of the Company’s overall performance as outlined above under the heading “CBL 2015 Performance Highlights,” as well as each Named Executive Officer’s individual performance, the Compensation Committee determined on February 10, 2016, that each Named Executive Officer qualified to receive 100% of the Target Value of the time-vested component of the LTIP stock award for 2015 performance. Accordingly, the number of shares issued for each officer’s time-vested award was determined by dividing such Target Value by $9.85, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 10, 2016.

Shares earned pursuant to the performance based awards vest 60% at the conclusion of the performance period while the remaining 40% of such shares vest 20% on each of the first two anniversaries thereafter. In total, the performance-based awards, inclusive of the three-year performance period plus subsequent vesting over two additional years, span a five-year period.

Year 1	Year 2	Year 3	Year 4	Year 5
Performance Period		60%	20%	20%

Shares of Common Stock subject to the time-vested stock awards are issued pursuant to the Compensation Committee’s determination that a Named Executive Officer earned such shares based upon the performance of such officer and the Company during the prior year. Accordingly, such shares vest 20% on the date that the

Compensation Committee determines how much of the value of each such award has been earned, as described above, with the remainder vesting in four equal annual installments.

Dividends will be paid, and voting rights will apply only with respect to shares of Common Stock constituting the time-vested portion of these LTIP awards (including the 40% of shares issued pursuant to any performance based award that vest over two additional years). Shares potentially issuable pursuant to the performance based portion of these awards will not have any voting rights, or be subject to the payment of any dividends, until such shares are earned and issued pursuant to the award.

Whether a Named Executive Officer whose employment is terminated prior to the conclusion of the three year performance period applicable to any performance based LTIP award will receive any shares with respect to such award will be determined as follows:

•
a Named Executive Officer whose employment terminates, other than for Cause (as defined in the 2012 Stock Incentive Plan), either (i) due to death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) or (ii) within 24 months following a Change of Control (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will be entitled to receive a pro-rated number of shares of Common Stock, calculated based on the Company’s TSR performance over the proportion of the performance period that had been completed to, and including, the date of such event, as compared to the TSR performance of the FTSE NAREIT Retail Index over such period.

•
a Named Executive Officer whose employment terminates voluntarily (other than within 24 months following a Change of Control) or for Cause (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will not be entitled to receive any shares of Common Stock pursuant to such award.

Any shares subject to the time-vested stock awards under the LTIP, and any portion of the shares earned pursuant to a completed performance period under the performance portion of an LTIP award that are subject to vesting over the subsequent two years, will vest immediately upon the occurrence of a Change of Control (as defined in the 2012 Stock Incentive Plan), or upon the termination of a named executive officer’s employment due to death or disability.

Other Compensation Elements for the Named Executive Officers

Base Salaries

In reviewing and establishing base salaries for the Company’s Named Executive Officers, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision. For fiscal 2015, the Compensation Committee approved 3% increases in base salary for three of the Named Executive Officers, with larger increases being approved for each of the Chairman of the Board and the Chief Executive Officer. For fiscal 2016, the Compensation Committee approved senior management’s recommendation to maintain base salaries for the Named Executive Officers at the same level as in 2015 with no increases (0% change), as follows:

Named Executive Officer	2014 Base Salary	2015 Base Salary	2016 Base Salary
Stephen D. Lebovitz	$573,682	$700,000	$700,000
Charles B. Lebovitz	$647,805	$675,000	$675,000
Farzana K. Mitchell	$513,582	$528,989	$528,989
Augustus N. Stephas	$542,648	$558,927	$558,927
Michael I. Lebovitz	$409,773	$422,066	$422,066

The base salaries reflected above took effect as of January 1, 2014, January 1, 2015 and January 1, 2016, respectively.

February 2015 Restricted Stock Awards

Prior to adoption of the new Named Executive Officer incentive plan effective March 24, 2015 and in conjunction with the February 2015 restricted stock awards made to all officers and employees of the Company based on 2014 performance, the Compensation Committee granted the following restricted stock awards made to the Named Executive Officers:

Named Executive Officer	February 2015 Restricted Stock Award for 2014 Performance
Stephen D. Lebovitz	41,250 shares
Charles B. Lebovitz	30,250 shares
Farzana K. Mitchell	15,125 shares
Augustus N. Stephas	15,125 shares
Michael I. Lebovitz	15,125 shares

Since these awards were made pursuant to the Company’s prior incentive compensation arrangements for its Named Executive Officers and before the adoption of the new LTIP incentive plan, they were based on subjective consideration of the overall performance of both the Company and the officer and, as in prior years, followed the general principle that the number of shares of restricted stock awarded is higher for individuals with greater responsibility and greater ability to influence the Company’s performance. Each of these awards is subject to a five-year vesting schedule and has the additional terms described herein under the heading “Additional Information Concerning Executive Compensation – Terms of Restricted Stock Grants to Named Executive Officers Prior to 2016.” Accordingly, the awards made in February 2015 to Charles B. Lebovitz and Augustus N. Stephas incorporated the Company’s prior practice of immediately vesting incentive stock awards for employees who have attained age 70 with at least 10 years of service, which practice has been discontinued for Named Executive Officer stock awards under the new LTIP as described above.

Additional Compensation Policies and Practices

Role of Senior Management in Compensation Decisions

The Compensation Committee receives recommendations from CBL’s senior management as to all elements of compensation for CBL’s Named Executive Officers and considers such recommendations in establishing base salary levels, as well as both the targeted award levels and the performance criteria utilized in determining AIP and LTIP awards under the incentive compensation programs described above. Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations as well as evaluating performance of the other executive officers. Stephen D. Lebovitz regularly participates in the Compensation Committee meetings to provide this information. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters. The Compensation Committee also considers management’s recommendations in light of such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question.

General Review of Peer Compensation Levels

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded shopping center and mall REITs, to provide the Compensation Committee with a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers, and an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee has not set specific competitive pay targets or objectives in this review, or otherwise engaged in formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies. The nine publicly traded shopping center REITs used for this comparison during 2015 were:

Company Name	Ticker Symbol
DDR Corp.	DDR
General Growth Properties, Inc.	GGP
Kimco Realty Corporation	KIM
The Macerich Company	MAC
Pennsylvania Real Estate Investment Trust	PEI
Rouse Properties, Inc.	RSE
Simon Property Group, Inc.	SPG
Taubman Centers, Inc.	TCO
WP Glimcher Inc.	WPG

Clawback Policy

In conjunction with the implementation of the new annual and long term incentive programs for the Company’s Named Executive Officers in 2015, the Company’s Board of Directors and Compensation Committee also implemented a new clawback policy applicable to the Company’s Named Executive Officers. Under this policy, the Company shall require reimbursement of any incentive compensation paid to a Named Executive Officer where: (i) the incentive compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Board determines, after a thorough investigation involving, if necessary, independent legal counsel, and after considering the totality of the circumstances and the information gleaned from such investigation, that the Named Executive Officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower amount of incentive compensation would have been paid to the Named Executive Officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the Named Executive Officer the amount by which the Named Executive Officer’s incentive compensation for the relevant period exceeded the lower amount of incentive compensation that would have been paid to such Named Executive Officer based on the restated financial results.

Anti-Hedging Policy

In February 2016, the Company’s Board of Directors adopted a policy prohibiting CBL’s officers and directors from engaging in “hedging” transactions involving any stock or securities of the Company. Specifically, except for indirect transactions not effectively under the control of a covered officer or director (such as transactions carried out by a mutual fund or similar vehicle in which an officer or director may invest, pursuant to investment decisions made by an independent third party manager), the policy prohibits the Company’s directors and officers of the Company or any of its subsidiaries of the level of vice president or above from engaging in hedging or monetization activities through transactions in Company securities or through the use of financial instruments designed for such purposes (including without limitation short-sales, options, puts, calls, and sales against the box, as well as derivative transactions including swaps, forwards, futures, collars and exchange funds). Under the policy, such individuals are generally prohibited from (i) owning financial instruments or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning Company securities or (ii) owning or participating in any other securities, instruments, contracts, arrangements or understandings that give the holder any rights to acquire any such Company securities. All officers and directors were in compliance with the terms of this policy prior to its adoption, so no covered individual was required to exit any previously existing arrangement.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned and/or leased by the Management Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage, in an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft. As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances, including but not limited to travel between Company offices, where the trip is primarily for a business purpose that benefits the Company. In these instances, allowing the use of aircraft owned or leased by the Company for executive travel serves the Company’s business purposes by enhancing the executive’s security and ability to attend to business matters while in transit, notwithstanding the fact that current SEC rules may require disclosure of the aggregate incremental cost attributable to such trips, including Stephen Lebovitz’ travel between his office in Boston and the Company’s headquarters in Chattanooga, as additional “perquisite” compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2015 Stephen D. Lebovitz received $416,835 of compensation attributable to such aircraft usage. Over 95% of this reported “perquisite” compensation for Stephen D. Lebovitz relates to travel as described above between the Company’s Boston and Chattanooga offices.

Tier III Post-65 Retiree Insurance Program

Prior to November 2012, the Company had two programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – the Tier I Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors, and the Tier II Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service. Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, adopted the Tier III Post-65 Retiree Program, the details of which are described herein under the heading “Executive Compensation – Potential Payments Upon Termination,” for the purpose of providing certain limited enhancements, as described in such section, to the post-retirement health insurance coverage available to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. This limitation does not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations.

Because substantially all services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Code for compensation paid to CEOs and certain other public company executive officers is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2013, 2014 and 2015:

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position(2)	Year	Salary($) (4)	Bonus($) (5)	Stock Award(s) ($) (6)	Non-equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total Compensation ($)
Stephen D. Lebovitz, Director, President and Chief Executive Officer	2015	700,000	229,688	1,718,571	677,031	423,460	3,748,750
	2014	573,682	1,125,000	594,300	—	471,470	2,764,452
	2013	556,993	750,000	3,265,614	—	448,329	5,020,936
Charles B. Lebovitz, Chairman of the Board	2015	675,000	270,000	1,195,291	497,411	6,625	2,644,327
	2014	647,805	792,000	466,950	—	6,500	1,913,255
	2013	628,960	600,000	601,563	—	21,225	1,851,748
Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer	2015	528,989	100,800	539,732	198,964	6,625	1,375,110
	2014	513,582	330,000	233,475	—	6,500	1,083,557
	2013	498,641	250,000	355,469	—	6,375	1,110,485
Augustus N. Stephas, Executive Vice President and Chief Operating Officer(3)	2015	558,927	120,400	539,732	232,125	6,625	1,457,809
	2014	542,648	396,000	233,475	—	6,500	1,178,623
	2013	526,862	300,000	300,781	—	6,375	1,134,018
Michael I. Lebovitz, Executive Vice President – Development and Administration	2015	422,066	103,200	539,732	198,964	6,625	1,270,587
	2014	409,773	330,000	233,475	—	6,500	979,748
	2013	397,852	250,000	300,781	—	6,375	955,008

_______________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)
Salary and Bonus amounts reported for Mr. Stephas do not include $10,145 received in 2015 and $20,000 received in each of 2013 and 2014 representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor as a portion of the reimbursement for management and administrative services discussed below under "Certain Relationships and Related Person Transactions - Retained Property Interest and Management Services."

(4)
Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2013, 2014 and 2015.

(5)
For 2015, represents the qualitative component of each Named Executive Officer’s cash bonus paid under the 2015 Annual Incentive Plan as described above in the “Compensation Discussion and Analysis” section. For 2013 and 2014, represents annual discretionary bonus payments to each such officer, prior to the Company’s March 2015 implementation of the new AIP and LTIP programs described above.

(6)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of restricted Common Stock under our prior NEO incentive program, as well as the time-vested component of Common Stock awards under the Company’s current LTIP, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. For Performance Stock Units (PSUs) awarded under the Company’s current LTIP, the fair value was estimated on the date of grant using a Monte Carlo Simulation model. Such valuation consisted of computing the fair value using the Company’s simulated stock price as well as TSR over the performance period from January 1, 2015 through December 31, 2017. The award is modeled as a contingent claim in that the expected return on the underlying shares is risk-free and the rate of discounting the payoff of the award is also risk-free. For the initial PSUs granted in March 24, 2015, this resulted in a grant-date fair value of $15.52 per PSU. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

(7)
For fiscal year 2015, amounts shown include the following amounts paid as annual incentive compensation to each of the Named Executive Officers pursuant to (i) the quantitative bonus based on the FFO, as adjusted, per share metric (“FFO Bonus”) and (ii) the quantitative bonus based on the Same-center NOI Growth metric (“NOI Bonus”) under the terms of the Company’s 2015 AIP as described above in the “Compensation Discussion and Analysis” section:

•	Stephen D. Lebovitz ($393,750 FFO Bonus and $283,281 NOI Bonus)

•	Charles B. Lebovitz ($289,286 FFO Bonus and $208,125 NOI Bonus)

•	Farzana K. Mitchell ($115,714 FFO Bonus and $83,250 NOI Bonus)

•	Augustus N. Stephas ($135,000 FFO Bonus and $97,125 NOI Bonus)

•	Michael I. Lebovitz ($115,714 FFO Bonus and $83,250 NOI Bonus)

(8)
For fiscal year 2015, amounts shown include the following amounts attributable to matching contributions by the Management Company under the 401(k) Plan: Stephen D. Lebovitz ($6,625); Charles B. Lebovitz ($6,625); Farzana K. Mitchell ($6,625); Augustus N. Stephas ($6,625); and Michael I. Lebovitz ($6,625). Amounts shown also include $416,835 for Stephen D. Lebovitz, reflecting the incremental cost to the Company of such executive’s personal use (including use by family members accompanying the executive) of a private aircraft owned by the Management Company, or of other private aircraft that the Company charters under a jet access agreement. Over 95% of this reported “perquisite” compensation for Stephen D. Lebovitz relates to travel as described above between the Company’s Boston and Chattanooga offices. For use of the chartered aircraft, the incremental cost is determined by using the amount the Company is billed for such use, less any portion reimbursed by the executives, and such amount may include (among other items): landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); position flight costs; and passenger ground transportation. For the Management Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft (including those items listed above for the chartered aircraft), less any portion reimbursed by the executives. Since the Management Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers.

2015 Grants of Plan-Based Awards

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Maximum (#)
Stephen D. Lebovitz	2/02/2015								41,250	840,263
	3/24/2015	306,250	612,500	918,750	28,296	56,592	84,888	113,184
Charles B. Lebovitz	2/02/2015								30,250	616,193
	3/24/2015	225,000	450,000	675,000	18,657	37,313	55,970	74,626
Farzana K. Mitchell	2/02/2015								15,125	308,096
	3/24/2015	90,000	180,000	270,000	7,463	14,925	22,388	29,850
Augustus N. Stephas	2/02/2015								15,125	308,096
	3/24/2015	105,000	210,000	315,000	7,463	14,925	22,388	29,850
Michael I. Lebovitz	2/02/2015								15,125	308,096
	3/24/2015	90,000	180,000	270,000	7,463	14,925	22,388	29,850
_________________

(1)
These columns represent the potential value of the payout for each Named Executive Officer if the threshold, target or maximum goals are satisfied under the quantitative bonus components of the 2015 Annual Incentive Plan, as described above in the “Compensation Discussion and Analysis” section. The amounts actually earned by each NEO with respect to 2015 performance under the AIP are reported in the Bonus (for the qualitative component) and Non-Equity Incentive Plan Compensation (for the quantitative component) columns in the 2015 Summary Compensation Table above.

(2)
These columns represent the potential number of shares to be earned by each Named Executive Officer if the threshold, target, high or maximum goals are satisfied with respect to the Performance Stock Units granted in 2015 under the LTIP. The actual number of shares of Common Stock issued pursuant to these Performance Stock Units will be determined as of December 31, 2017 based on the Company’s relative TSR performance over the 2015-2017 performance period, and will vest 60% at such time, with the remaining 40% of such shares vesting 20% on each of December 31, 2018 and December 31, 2019, all as described above in the “Compensation Discussion and Analysis” section.

(3)
Based on 2014 performance, the Compensation Committee, in February 2015, approved these discretionary awards of shares of restricted stock to each such officer under the 2012 Stock Incentive Plan, prior to adoption of the new AIP and LTIP incentive programs for the Company’s Named Executive Officers effective March 24, 2015. Such awards have the additional terms and conditions described in the narrative presented below.

(4)
Represents the grant date fair value of the February 2015 stock awards, granted based on 2014 performance as described above, calculated as described in footnote (6) to the Summary Compensation Table above.

Additional Information Concerning Executive Compensation

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table.

Annual Bonus Arrangements for Named Executive Officers

The terms of both the quantitative and qualitative components of the bonus arrangements for the Named Executive Officers under the 2015 Annual Incentive Plan are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the 2012 Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. No Named Executive Officer elected to receive his or her bonus in Common Stock for fiscal 2015.

Terms of Performance Stock Unit Grants to the Named Executive Officers Under the LTIP

The terms of the Performance Stock Units granted to the Named Executive Officers during 2015 pursuant to the performance-based component of stock awards under the new LTIP are detailed above in the “Compensation Discussion and Analysis” section. As described therein, any shares of Common Stock issued pursuant to such Performance Stock Units at the conclusion of the applicable three-year performance period will vest 60% at such date, with the remaining 40% of such shares vesting 20% on each of the next two anniversaries of such date. During such two year period, the additional shares that have not yet vested will be subject to the same terms described below for shares of restricted stock issued pursuant to the time-vested component of LTIP awards (other than the 5-year vesting schedule).

Terms of Restricted Stock Grants to Named Executive Officers Under the Time-Vested Component of the LTIP

Each time-vested award of restricted shares of Common Stock granted to the Named Executive Officers under the 2012 Stock Incentive Plan pursuant to the LTIP provides for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•
The shares vest over a five (5) year period, with restrictions expiring on 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant, except that, in the event of a Change of Control of the Company (as defined in the 2012 Stock Incentive Plan), any remaining unvested portion of such shares would immediately vest.

Terms of Prior Restricted Stock Grants to Named Executive Officers

As we have previously reported, on May 13, 2013, the Compensation Committee modified the form of agreement used for awards of restricted Common Stock under the 2012 Stock Incentive Plan to provide that, on the date any grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested would immediately vest. In conjunction with this action, the Compensation Committee also approved the same change to all then-outstanding restricted stock awards held by approximately 19 employees who either had already attained age 70 with 10 or more years of service or would do so during the remaining vesting period for such awards. This action had the effect of immediately vesting unvested shares of restricted common stock subject to awards held by two of the five Named Executive Officers, as follows: Charles B. Lebovitz, Chairman of the Board (65,500 shares vested) and Augustus N. Stephas, Executive Vice President and Chief Operating Officer (31,950 shares vested). As discussed above, effective March 24, 2015 in conjunction with the adoption of the new LTIP, the Compensation Committee modified the form of agreement to be used for future awards of restricted Common Stock to Named Executive Officers such that this provision would no longer apply to future awards to the Named Executive Officers.

Apart from such automatic vesting at age 70 for grantees with 10 years or more years of continuous service, the restricted stock awards made to the Named Executive Officers under the 2012 Stock Incentive Plan in February 2015, based on 2014 performance, were the same as the terms described above for the new time-vested awards of restricted stock pursuant to the LTIP. The terms of such awards also were substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted to employees under the 2012 Stock Incentive Plan in February 2013, February 2014 and February 2015.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our 2012 Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Additionally, as discussed on pages 39-40 above in the Compensation Discussion and Analysis, effective March 24, 2015 in conjunction with the implementation of new annual and long term incentive programs for the Company’s Named Executive Officers, the Company’s Board of Directors and Compensation Committee implemented a compensation clawback policy applicable to the Company’s Named Executive Officers as described therein.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2015 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Stephen D. Lebovitz	190,550 (2)	2,357,104	28,296	350,022
Charles B. Lebovitz (3)	—	—	18,657	230,787
Farzana K. Mitchell	42,875 (4)	530,364	7,463	92,317
Augustus N. Stephas (3)	—	—	7,463	92,317
Michael I. Lebovitz	41,375 (5)	511,809	7,463	92,317
__________________

(1)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the 2012 Stock Incentive Plan, prior to the changes made to equity awards to Named Executive Officers in March 2015 pursuant to the adoption of the LTIP. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2015 (December 31) of $12.37 per share.

(2)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than a one-time grant of 142,166 shares the Compensation Committee made to Mr. Lebovitz in December 2013, and vest as follows: 10,000 shares vested on February 7, 2016 and 5,000 additional shares will vest on February 7, 2017; 7,000 shares vested on February 4, 2016 and 7,000 additional shares will vest on February 4 in each of the years 2017 and 2018; 7,000 shares vested on February 3, 2016 and 7,000 additional shares will vest on February 3 in each of the years 2017, 2018 and 2019; 8,250 shares vested on February 2, 2016 and 8,250 additional shares will vest on February 2 in each of the years 2017, 2018, 2019 and 2020; and 28,433 additional shares will vest on December 17 in each of the years 2016 and 2017, with 28,434 additional shares vesting on December 17, 2018.

(3)
As described above, all outstanding restricted stock awards held by Charles B. Lebovitz and Augustus N. Stephas were effectively vested as of May 13, 2013, in conjunction with the Compensation Committee’s action modifying the form of agreement to be used for future awards of restricted Common Stock, as well as outstanding restricted stock awards held by other affected grantees, to provide that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest. Restricted stock awards made in February 2014 and February 2015 contained similar terms. Accordingly, neither of these Named

Executive Officers had any shares subject to restricted stock awards that had not vested as of December 31, 2015.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 4,500 shares vested on February 7, 2016 and 2,500 additional shares will vest on February 7, 2017; 3,250 shares vested on February 4, 2016 and 3,250 additional shares will vest on February 4 in each of the years 2017 and 2018; 2,750 shares vested on February 3, 2016 and 2,750 additional shares will vest on February 3 in each of the years 2017, 2018 and 2019; and 3,025 shares vested on February 2, 2016 and 3,025 additional shares will vest on February 2 in each of the years 2017, 2018, 2019 and 2020.

(5)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 4,500 shares vested on February 7, 2016 and 2,500 additional shares will vest on February 7, 2017; 2,750 shares vested on February 4, 2016 and 2,750 additional shares will vest on February 4 in each of the years 2017 and 2018; 2,750 shares vested on February 3, 2016 and 2,750 additional shares will vest on February 3 in each of the years 2017, 2018 and 2019; and 3,025 shares vested on February 2, 2016 and 3,025 additional shares will vest on February 2 in each of the years 2017, 2018, 2019 and 2020.

(6)	Assumes performance at the Threshold level for Performance Stock Units issued under the LTIP for the 2015-2017 performance period.

(7)
Market value of shares of Common Stock underlying PSUs that had not vested at December 31, 2015 is calculated based on the closing price for the Company’s Common Stock on the NYSE on such date ($12.37 per share).

2015 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen D. Lebovitz	55,433	924,124
Charles B. Lebovitz	30,250	620,125
Farzana K. Mitchell	11,600	240,075
Augustus N. Stephas	15,125	310,063
Michael I. Lebovitz	11,100	229,565
__________________

(1)
All of such shares were received pursuant to restricted stock awards which vested during fiscal 2015. As described above, all shares issued pursuant to stock awards granted during 2015 to Charles B. Lebovitz and Augustus N. Stephas were effectively vested at the date of grant, in conjunction with the then-current terms of the form of agreement used for awards of restricted Common Stock under the 2012 Stock Incentive Plan which provided that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of a restricted stock award that is not vested shall immediately vest.

(2)
Amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

Potential Payments Upon Termination

Potential Payments Upon Termination for Other Named Executive Officers

Except for (i) the noncompetition arrangements described above, (ii) the automatic vesting of any unvested shares subject to restricted stock awards upon the occurrence of a Change in Control as defined in the 2012 Stock Incentive Plan, (iii) the provisions allowing payout of the full Target Cash Bonus Award under the AIP, or a partial payout of shares subject to a performance-based LTIP award, in the event of an officer’s death, disability or (under the circumstances described below) termination following a Change of Control (as defined in the 2012 Stock Incentive Plan); and (iv) the Tier III Post-65 Retiree Program described below, the Company’s Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for any benefits for which they are eligible under the Tier III Post-65 Retiree Program and certain impacts on outstanding AIP and equity awards, such officers will not receive compensation in connection with any termination of employment due to a change in control of the Company, death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs. Currently, the Named Executive Officers who are not eligible for the Tier III Post-65 Retiree Program also do not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Retiree program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service, or under the Tier I Retiree program, which applies to employees who retire with 30 or more years of service.

Impact of Change in Control Under 2012 Stock Incentive Plan

The 2012 Stock Incentive Plan generally provides that, except to the extent the Compensation Committee otherwise provides, in the event of any Change in Control of the Company (a) any outstanding option shall become fully exercisable, (b) the restrictions expire immediately with respect to 100% of the shares subject to any award of restricted stock and (c) other outstanding awards shall become fully vested and or payable and any restrictions with respect thereto shall expire. The effect of this provision with respect to currently outstanding awards of restricted stock under such plan is that all remaining unvested shares subject to restricted stock awards held by any employee (including any time-vested shares held by a Named Executive Officer pursuant to either an award under the new LTIP or a prior restricted stock grant) would immediately vest in full.

The 2012 Stock Incentive Plan defines a “Change in Control” for this purpose to include (i) any acquisition by a person or group of 20% or more of the outstanding shares of the Company's Common Stock (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan), (ii) a change in the majority of the Company's directors (subject to certain exceptions for changes in the ordinary course of the Company's business), or (iii) the occurrence of a Corporate Event (as defined below), but excluding any Corporate Event pursuant to which:

(A)
all or substantially all of the beneficial owners of the Company's voting securities immediately prior thereto will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and (as applicable) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Event in substantially the same proportions as their ownership immediately prior to such Corporate Event;

(B)
no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Event) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Event; and

(C)	individuals who were members of the Company's incumbent Board prior thereto will constitute at least a majority of the directors of the corporation resulting from such Corporate Event.

A “Corporate Event” is defined under the 2012 Stock Incentive Plan as an event pursuant to which: (i) the Company is merged or consolidated with another corporation or entity, (ii) all or substantially all of the Company's assets or Common Stock is acquired by another person or entity or (iii) the Company is liquidated or reorganized.

Impact of Death, Retirement or Change in Control Under the NEO Annual Incentive Plan

A Named Executive Officer who terminates employment with the Company prior to the conclusion of any applicable performance period under the AIP will not receive an AIP bonus payment for such period, except that an otherwise eligible Named Executive Officer shall receive an AIP bonus payment in the amount of his or her full Target Cash Bonus Award, as determined by the Compensation Committee, in either of the following circumstances:

•
In the event of death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) prior to the end of the annual performance period; or

•
If a Named Executive Officer’s employment is terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan), following a Change of Control (defined as described above in the Company’s 2012 Stock Incentive Plan), but prior to end of the annual performance period.

Impact of Death, Retirement or Change in Control on Performance Stock Units Under the LTIP

Whether a Named Executive Officer whose employment is terminated prior to the conclusion of the three year performance period applicable to any performance based LTIP award will receive any shares with respect to such award will be determined as follows:

•
a Named Executive Officer whose employment terminates, other than for Cause (as defined in the 2012 Stock Incentive Plan), either (i) due to death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) or (ii) within 24 months following a Change of Control (defined as described above in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will be entitled to receive a pro-rated number of shares of Common Stock, calculated based on the Company’s TSR performance over the proportion of the performance period that had been completed to, and including, the date of such event, as compared to the TSR performance of the NAREIT Retail Index over such period.

•
a Named Executive Officer whose employment terminates voluntarily (other than within 24 months following a Change of Control) or for Cause (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will not be entitled to receive any shares of Common Stock pursuant to such award.

Tier III Post-65 Retiree Program

Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, approved and adopted the Tier III Post-65 Retiree Program to provide certain benefits concerning the continuation of health insurance coverage to certain corporate officers who meet its requirements. The “Tier III Retirees” covered by this program include Company officers of the level of Senior Vice President and above, who retire at age 65 or above after the program’s effective date and:

•	have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement;

•	are participating in the CBL group medical insurance plan on the date of their retirement; and

•	no longer have a “current employment status” with CBL.

For purposes of the third requirement listed above, in addition to including retirees who are no longer providing services to the Company in any capacity, retired officers will be considered to no longer have a “current employment status” for purposes of program eligibility notwithstanding the fact that they (i) may continue in any part-time capacity with the Company or (ii) may continue to provide services to the Company under any consulting agreement or similar agreement.

Program benefits for each eligible Tier III Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier III Retiree) are as follows:

•
for an initial period of five (5) years from the date of the Tier III Retiree’s retirement, the Tier III Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his or her covered spouse; and

•
the Tier III Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier III Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree’s retirement.

Any tax obligations imposed on the Tier III Retiree as a result of the benefit under this program will be the sole responsibility of the Tier III Retiree (and his or her spouse, if applicable). Subject to certain requirements for advance notice to participants, the Company may terminate the Tier III Post-65 Retiree Program at any time.

Currently, named executive officers Charles B. Lebovitz and Augustus N. Stephas would meet the criteria to be covered under the Tier III Post-65 Retiree Program, should they retire from their employment with the Company. The projected benefit to any covered Tier III Retiree under the program will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Impact of Death, Disability or Retirement on Outstanding Awards Under the 2012 Stock Incentive Plan

Restricted stock awards made to the Named Executive Officers, pursuant to either an award under the new LTIP or under a prior restricted stock grant, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate. “Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Prior to May 13, 2013, such awards also provided that, if the grantee’s employment should terminate due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that was not vested as of such date would immediately vest in the grantee. Effective May 13, 2013, the Compensation Committee modified the then-current form of agreement for awards of restricted Common Stock, as well as then-outstanding restricted stock awards held by affected grantees, to provide that, on the date the grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest. As discussed above, effective March 24, 2015, the Compensation Committee took action modifying the form of agreement to be used for future awards of restricted Common Stock, so that this provision will no longer apply to time-vested restricted stock awards made to any employee that is considered a Named Executive Officer.

Based on the foregoing, the following table summarizes (i) the estimated value of any applicable benefits under the Tier III Post-65 Retiree Program and (ii) the intrinsic value (that is, the value based on the Company’s stock price) of all restricted stock awards that each of the Named Executive Officers would have been entitled to retain if (A) a Change in Control (as defined under the 2012 Stock Incentive Plan) had occurred or (B) he or she had retired, died or become disabled, assuming in each case that such event occurred as of December 31, 2015 (and using the NYSE closing price of $12.37 per share on December 31, 2015, the last trading day of the year):

Name	Occurrence of a Change in Control (1)(2)		Termination Due to Retirement (1)			Termination Due to Death/Disability(1)
	Restricted Stock Grants ($)(3)	Cash Bonus Payments Under AIP ($)	Value of Tier III Retiree Benefits ($)(4)	Restricted Stock Grants ($)(3)	Cash Bonus Payments Under AIP ($)	Value of Tier III Retiree Benefits ($)(4)(5)	Restricted Stock Grants ($)(3)	Cash Bonus Payments Under AIP ($)
Stephen D. Lebovitz	2,357,104	875,000	—	—	—	—	2,357,104	875,000
Charles B. Lebovitz	—	750,000	81,283	—	—	81,283	—	750,000
Farzana K. Mitchell	530,364	300,000	—	—	—	—	530,364	300,000
Augustus N. Stephas	—	350,000	81,283	—	—	81,283	—	350,000
Michael I. Lebovitz	511,809	300,000	—	—	—	—	511,809	300,000

(1)
The pro-rated number of shares a Named Executive Officer would have received pursuant to a PSU award under the LTIP in the event of death, disability or termination other than for Cause (as defined in the 2012 Stock Incentive Plan) within 24 months following a Change of Control and prior to the end of the applicable performance period, had such contingency occurred on December 31, 2015, would have been “zero,” since the Company’s TSR performance over the proportion of the 2015-2017 performance period that had been completed as of such date, as compared to the TSR performance of the NAREIT Retail Index over the same period, did not meet the Threshold level for any such payout. No such pro-rated payout under a PSU would be triggered in the event of a Named Executive Officer’s retirement.

(2)
The Tier III Post-65 Retiree Program does not provide for any benefits upon the occurrence of a Change in Control in the absence of an eligible employee ceasing to have a “current employment status” with the Company and otherwise satisfying its requirements (as described above). Accordingly, for purposes of the foregoing table, the only consequences of a Change in Control (as defined in the 2012 Stock Incentive Plan) would be (A) the immediate vesting of any outstanding, unvested shares of restricted stock subject to awards granted under such plan and (B) in the event a Named Executive Officer were terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan) following such event, an AIP bonus payment equal to such officer’s full Target Cash Bonus Award for the period.

(3)
Charles B. Lebovitz and Augustus N. Stephas currently are the only two Named Executive Officers to have attained age 70 with 10 years of continuous employment with the Company. Accordingly, as described above all shares subject to restricted stock awards made to such officers were fully vested as of December 31, 2015, and neither of these Named Executive Officers would have realized the vesting of any additional shares as a result of either (A) a Change in Control (as defined under the 2012 Stock Incentive Plan) or (B) his death, disability or retirement as of such date. Currently, no other Named Executive Officer would retain unvested shares of restricted stock if he or she should retire.

(4)
Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2015. Since Charles B. Lebovitz and Augustus N. Stephas are the only two Named Executive Officers to have attained age 65 with 40 years of continuous employment with the Company as of December 31, 2015, no other Named Executive Officer would be eligible for benefits under the Tier III Post-65 Retiree Program as of such date.

(5)
Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of the Tier III Post-65 Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under this program in the event of the death of a Named Executive Officer.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2015. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Gary L. Bryenton	69,875	78,380	148,255
A. Larry Chapman	82,250	78,380	160,630
Matthew S. Dominski	95,750	78,380	174,130
John D. Griffith	64,250	20,075	84,325
Richard J. Lieb (1)	—	—	—
Gary J. Nay	64,250	78,380	142,630
Kathleen M. Nelson	80,375	78,380	158,755
Thomas J. DeRosa (4)	—	78,380	78,380
__________________

(1)
Since Richard J. Lieb was not appointed as a director of the Company until February 10, 2016, he did not receive any compensation as a director of CBL during 2015. Commencing with his appointment in February 2016, Mr. Lieb will be compensated for his service as a director pursuant to the Company’s compensation arrangements for Non-Employee Directors described below, including receipt of an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

(2)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2015 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(3)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors during 2015 under the 2012 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. During 2015, each Non-Employee Director (other than John D. Griffith, who became a director of the Company on January 7, 2015 and Richard J. Lieb, who became a director of the Company on February 10, 2016) was granted 4,000 shares of restricted Common Stock under the 2012 Stock Incentive Plan, with a grant date fair value of $19.595 per share (the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of January 2, 2015). John D. Griffith was granted 1,000 shares of restricted Common Stock in connection with his appointment to the Board, with a grant date fair value of $20.075 per share (the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of January 9, 2015). For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2015 was as follows: Gary L. Bryenton – 18,450 shares; A. Larry Chapman – 9,000 shares; Matthew S. Dominski – 17,750 shares; John D. Griffith – 1,000 shares; Richard J. Lieb – 0 shares; Gary J. Nay – 14,000 shares; and Kathleen M. Nelson – 15,500 shares.

(4)
Prior to Mr. DeRosa’s resignation from the Company’s Board of Directors effective January 7, 2015, he received 4,000 shares of restricted Common Stock under the 2012 Stock Incentive Plan pursuant to the annual

Non-Employee Director awards detailed in Note (3) above. However, Mr. DeRosa did not receive any cash director fees during 2015.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors. While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

The following table summarizes the Company’s compensation arrangements for each Non-Employee Director, which have been in effect since they were last adjusted by the Board of Directors upon the recommendation of the Company’s Compensation Committee in November 2013, and took effect January 1, 2014:

Description	Non-Employee Director Fees Effective January 1, 2014
Annual Fee for each Non-Employee Director	$35,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$2,250
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$1,250
Monthly Fee for the Audit Committee Chairman*	$1,500
Monthly Fee for the Lead Independent Director	$1,500
Fee for each Telephonic Board or Committee Meeting	$1,125

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Additionally, under the Company’s 2012 Stock Incentive Plan, as amended in connection with the January 1, 2014 adjustments to Non-Employee Director fees, for each fiscal year of the Company, Non-Employee Directors also receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 10,000 shares of restricted Common Stock of the Company.

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Equity Compensation Plan Information as of December 31, 2015

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2015 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	9,584,760
Equity compensation plans not approved by security holders	None	N/A	N/A

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), A. Larry Chapman, John D. Griffith and Gary J. Nay. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Matthew S. Dominski (Chairman), A. Larry Chapman, John D. Griffith and Gary J. Nay. The Compensation Committee operates under an amended and restated written charter adopted by the Board of Directors on May 14, 2013. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2016 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
A. Larry Chapman
John D. Griffith
Gary J. Nay

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of four Independent Directors, A. Larry Chapman (Chairman), Gary L. Bryenton, Matthew S. Dominski and Kathleen M. Nelson. The Audit Committee operates under the second amended and restated written charter adopted by the Board of Directors on August 14, 2013. A copy of the second amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2015 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed under applicable rules and standards adopted by the Public Company Accounting Oversight Board (PCAOB) concerning auditor communications with Audit Committees.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that each of A. Larry Chapman, an Independent Director and Chairman of the Audit Committee and Matthew S. Dominski, an Independent Director and member of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of A. Larry Chapman and Matthew S. Dominski as “audit committee financial experts.”

AUDIT COMMITTEE
A. Larry Chapman (Chairman)
Gary L. Bryenton
Matthew S. Dominski
Kathleen M. Nelson

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above.

These provisions operate in conjunction with a Related Party Transactions Approval Policy adopted by the Company’s Audit Committee and Independent Directors during 2012 which, as amended to date, includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions – including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Disclosure Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% stockholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company’s regular Board procedures.

•
Transactions involving construction, development and renovation projects between the Company and EMJ Corporation, a major national construction company that has built substantially all of the properties developed by the Company, were subject to additional approval criteria under the policy, as described below in the discussion of such transactions under “Affiliated Entities,” prior to the disposition of all ownership interests in EMJ held by related parties of the Company during 2015, as described below.

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company’s Bylaws or Code of Business Conduct.

The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2015 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (11.21%), Michael I. Lebovitz (11.21%), Alan L. Lebovitz (7.25%), and Beth Lebovitz-Backer (7.25%)); Ben S. Landress (6.82%); and Charles B. Lebovitz Grantor Trust (6.76%). The Operating Partnership owns 100% of the Management Company’s outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 7, 2016, 170,793,314 common partnership units, representing a 1.0% interest as the sole general partner and an 84.4% interest as a limited partner for an aggregate 85.4% interest in the Operating Partnership. As of March 7, 2016, CBL’s Predecessor owned 15,729,378 common partnership units, representing a 7.9% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 1,035,106 shares of the Company’s Common Stock, for a combined total interest of 8.4% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL’s Predecessor of 11.1% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company’s directors and executive officers as of March 7, 2016.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $439,937 in 2015, were reviewed and approved by the Company’s Audit Committee. Additionally, while the Avenues is managed by a third party, CBL’s Predecessor paid the Management Company approximately $153,142 in management consulting fees related to the Avenues during 2015 and such payments were reviewed and approved by the Company’s Audit Committee. CBL’s Predecessor also paid the Management Company $150,438 during 2015 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company.

Prior to their disposition, the shopping center properties retained by CBL’s Predecessor (other than the Avenues) were managed and leased by the Management Company, which received a fee for its services pursuant to property management agreements that were in place prior to the Company’s initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time. As of December 31, 2014, CBL’s Predecessor had sold all of its shopping center properties (other than its retained interest in the Avenues) and, consequently, the Company did not provide any property management services to CBL’s Predecessor during 2015. While property management services have ended, the insurance and management services arrangements described above are expected to continue on substantially similar terms, paid on the same basis, during fiscal year 2016.

Affiliated Entities

Prior to their sale of such interests during 2015, certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively held a significant but non-controlling interest in EMJ Corporation (“EMJ”), a major national construction company that built substantially all of the properties developed by the Company and was building six of the Company’s projects under construction as of December 31, 2015, including renovations and expansions. Prior to their sale, such interests, which collectively aggregated to 40.5% of the total equity interests in EMJ, are held by the following individuals: Charles B. Lebovitz (7.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (7.50%), Michael I. Lebovitz (7.50%), Alan L. Lebovitz (7.50%) and Beth Lebovitz-Backer (7.50%)); and Ben S. Landress (3.00%). The majority interest in EMJ is held by members of its senior management and EMJ’s current directors are members of its senior management. During 2015, all of the minority interests in EMJ referenced above that were previously held by related persons of CBL as described above were either redeemed by EMJ or purchased by members of EMJ’s senior management. None of EMJ’s directors or members of its senior management are affiliated (as significant shareholders, directors or officers) with CBL’s Predecessor or the Company.

As of December 31, 2015, the Company had seven active contracts (including contracts with respect to each of the construction properties) with EMJ and its affiliates having an initial aggregate value after change orders of approximately $41.8 million, of which the Company’s initial obligation was $31.3 million (the portion of such amount that is the Company’s remaining obligation as of December 31, 2015 was $3.7 million). During fiscal year 2015, the Company paid an aggregate of approximately $32.6 million to EMJ and its affiliates.

Historically, the Company’s Audit Committee reviewed the relationship between the Company and EMJ pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994, which prior to 2012 included an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor. Since 2012, pursuant to the Company’s Related Party Transactions Policy described above, transactions between the Company and EMJ (other than certain grandfathered transactions that pre-date the policy), were subject to compliance with the following requirements (which formalized many of the Company’s existing procedures for EMJ contracts in conjunction with the adoption of the policy), prior to the disposition during 2015 of all EMJ ownership interests held by related persons of the Company as described above:

•
All new contracts for construction, redevelopment and other projects (other than certain renovations, smaller projects and emergency events discussed below) were competitively bid with qualified general contractors (including EMJ), and the Company coordinated pre-construction services and budgeting.

•
For property renovations (which generally include cosmetic interior and exterior renovations involving floor repairs or replacements, upgrades to lighting, entry re-design and renovation, repainting), the Company could negotiate with EMJ, with EMJ providing pre-construction and budgeting services. These projects were competitively bid or contracted to EMJ on a negotiated basis.

•
For certain small projects (approximately $3.0 million or less in projected construction cost), the Company could utilize EMJ or one of its affiliates as construction manager and to provide pre-construction services and to oversee the construction process, subject to quarterly reporting to the Audit Committee under the policy. EMJ could be paid a fee of 5% of construction cost plus reimbursable expenses to manage these projects, and EMJ solicited local general contractors to bid on these projects through a competitive bid process.

•
In the event of an emergency involving the immediate and critical need to effect repairs to one or more Company properties under circumstances where it was not reasonably practicable to submit such work for prior review by the Audit Committee and Independent Directors, the Company’s Lead Independent Director (or, if he is not available, the Chairman of the Nominating/Corporate Governance Committee) could review and provide written approval of the terms of any related engagement with EMJ.

EMJ leased 41,946 square feet of space in an office building adjacent to the Company’s office building pursuant to a lease agreement dated February 1, 2008. This lease was amended effective February 1, 2015, to reduce the leased square footage by 2,594 square feet. Under the lease prior to such modification, the aggregate of all payments made (or to be made) by EMJ to the Company from January 1, 2015 through the end of the contract term of this lease (July 31, 2019) was approximately $4.7 million (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2015 having totaled $1.1 million. The effect of the lease modification described above was to reduce such aggregate payments by a total of approximately $328,000. These payments also reflect (i) an August 2010 modification to the initial February 2008 lease pursuant to which the original rent was reduced for a period of 18 months (through December 31, 2011) and the lease term was simultaneously extended for an additional 18 months at full rent and (ii) a January 2012 modification extending the reduced rental payments for an additional six months (through June 30, 2012). Both the original lease and the subsequent modifications were approved by the Company’s Independent Directors in accordance with the Bylaws. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

On March 11, 2010, The Promenade D’Iberville, LLC (“TPD”), a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M. Hanna Construction Co., Inc. (“M Hanna”), Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D’Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327,000 allegedly owed under the construction contract. For additional information concerning this litigation, including the final settlement received from one of EMJ’s insurance carriers in January 2015, please refer to Item 3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015 and Part II, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that leased 25 spaces, prior to the cancellation of 3 of these leases at December 31, 2013. Accordingly, during 2014 these partnerships leased 22 spaces representing approximately 18,223 square feet in 17 of the Company’s malls as tenants. During 2014 there were four additional leases that were terminated representing 3,778 square feet in three of the Company’s malls, so that at December 31, 2014 there were 18 leases of 14,445 square feet in 14 of the Company’s malls. During 2015, one additional lease was terminated representing 871 square feet in one of the Company’s malls, so that at December 31, 2015 there were 17 leases of 14,386 square feet in 13 of the Company’s malls. Such spaces are operated as food service establishments. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2015 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $12.2 million, with such payments during fiscal 2015 having totaled $1.8 million. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2015, to the extent that the value of such officer’s interest in the aggregate lease payments to the Company exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates(1)	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer’s Aggregate Ownership Interest($)(2)
Charles B. Lebovitz Chairman of the Board of Directors	7	106,746
Stephen D. Lebovitz Director, President and Chief Executive Officer	2	210,640
Farzana K. Mitchell Executive Vice President – Chief Financial Officer and Treasurer	2	300,425
Augustus N. Stephas Executive Vice President and Chief Operating Officer	7	1,305,437
Michael I. Lebovitz Executive Vice President – Development and Administration	7	597,673
Ben S. Landress Executive Vice President – Management	2	434,373

(1)	These partnership interests are held by each such individual either directly or, on a pro-rata basis, through their ownership interests in CBL’s Predecessor or other affiliated entities.

(2)
Excludes any future percentage rents based on sales levels which are not presently determinable. Additionally, such partnerships (in the aggregate) paid $9,000 to the Management Company during 2015 as a component of the reimbursement for management and administrative services discussed above under "Retained Property Interests and Management Services."

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2015 were all ratified by the Independent Directors. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Alan L. Lebovitz, a son of Charles B. Lebovitz, is the Company’s Senior Vice President – Asset Management. He receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner as for all Company officers. During 2015, the aggregate compensation paid to Alan L. Lebovitz (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was $668,050. He also is eligible for equity awards under the Company’s 2012 Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of senior vice president or higher.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $100 million unsecured line of credit and a $50 million unsecured term loan, from a group of banks led by First Tennessee. The line of credit matures in 2019 and has a one-year extension option. The term loan matures in 2018. There was $6.7 million outstanding on this line of credit as of December 31, 2015. The term loan was fully funded at closing. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte serve as the Company’s independent auditors for the fiscal year ending December 31, 2016.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2014 and 2015 by Deloitte in the amounts set forth in the following table.

	2014	2015
Audit Fees (1)	$903,700	$891,500
Audit-Related Fees (2)	212,900	233,600
Tax Fees – Compliance (3)	225,000	232,500
Tax Fees – Consulting (4)	370,975	455,055
Total	$1,712,575	$1,812,655

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2014 and 2015, the audit of the Operating Partnership’s annual financial statements for the fiscal years ended December 31, 2014 and 2015, the audit of the Company’s and the Operating Partnership’s internal controls over financial reporting as of December 31, 2014 and 2015, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2014 and 2015 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements and other consultations.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte to serve as the independent auditors for the Company’s fiscal year ending December 31, 2016. Unless otherwise directed by the stockholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of the selection of Deloitte to serve as the Company’s independent auditors for the 2016 fiscal year. A representative of Deloitte will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte as the Company’s independent auditors for the 2016 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2016

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K/A that we filed with the SEC on September 27, 2011, and in accordance with the advisory recommendation of our stockholders at the 2011 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section comprising pages 27 through 51 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the Executive Compensation section).

The Company has statutory officers, but no employees. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers has an employment agreement with the Company and the Company does not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of shares under our Stock Incentive Plan as described above in the Executive Compensation section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, in response to the stockholder advisory vote the compensation paid to our Named Executive Officers at our 2014 annual meeting, the Compensation Committee approved and implemented, beginning with the Company’s 2015 fiscal year, new incentive compensation programs for the Company’s Named Executive Officers designed to balance short-term and long-term performance and operational goals as well as stock price performance, and provide the appropriate level of objectivity with subjectivity in an effort to support our Company’s business plan and strategy. The Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are effective in attracting and retaining highly qualified personnel, while also linking overall compensation to the Compensation Committee’s evaluation of both executive and Company performance and serving our objective of linking management’s long-term economic interests with those of CBL’s stockholders. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Stockholder Resolution

Under this Proposal 3, stockholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the Executive Compensation section of the Company’s proxy statement for its 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s stockholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the stockholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the stockholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of such resolution. The stockholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

PROPOSAL 4
BOARD PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO DELETE A REQUIREMENT THAT DIRECTORS MAY BE REMOVED ONLY FOR CAUSE

Background and Reasons for the Proposed Amendment

The Board of Directors has approved, and is proposing for approval by our stockholders, an amendment to the Company’s Certificate of Incorporation to delete a requirement that our directors may be removed only for cause.

The Board of Directors is proposing this amendment in response to a recent decision in the Delaware Court of Chancery. The Chancery Court held, in a case not involving the Company, that a provision in the certificate of incorporation of a Delaware corporation, permitting the removal of directors only for cause, was inconsistent with the provisions of the Delaware General Corporation Law if the corporation did not have a classified board of directors or did not permit cumulative voting by shareholders. For that reason, the court declared the provision at issue to be invalid under the circumstances presented in that case.

Our Board of Directors was previously divided into three classes. The Company’s Certificate of Incorporation was amended with stockholder approval in 2011 to eliminate our classified board structure. CBL’s Certificate of Incorporation has never permitted cumulative voting by stockholders.

Neither party to the Delaware Court of Chancery proceedings chose to appeal the court’s ruling. Consequently, that ruling has not been reviewed or confirmed by the Delaware Supreme Court, and it is therefore possible that another Delaware court or judge might come to a different conclusion if asked to rule on this issue. The Board of Directors has considered this possibility. The Board also has noted that no proceedings seeking removal of a CBL director have ever been initiated, nor has any request that such action be taken ever been made. The Board of Directors has nonetheless concluded that amending the Company’s Certificate of Incorporation to delete the language specifying that directors may be removed only for cause, thereby effectively allowing for the removal of directors with or without cause, is an appropriate response to the Delaware Court of Chancery’s ruling.

Proposed Amendment to the Certificate of Incorporation

The proposed amendment would revise Section (e) of Article VI of the Company’s Certificate of Incorporation to read as follows (with the text to be deleted by the amendment indicated by strike‑through and bold highlight below):

(e)     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but ~~only for cause and~~ only by the affirmative vote of the holders of 75% of the then outstanding Voting Stock, voting together as a single class.

Apart from the deletion of the requirement that the Company’s directors may be removed only for cause as indicated above, this amendment would make no other changes to the Certificate of Incorporation. As previously disclosed in the Company’s Current Report on Form 8-K dated February 10, 2016, at a meeting held on February 11, 2016 and in conjunction with approving and recommending this amendment to the Certificate of Incorporation for stockholder approval, the Board of Directors also approved and implemented an amendment to substantially identical language in Section 3.8 of the Company’s Bylaws to delete a requirement that our directors may be removed only for cause.

If our stockholders vote to approve this proposed amendment, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State, which we intend to do promptly following the Annual Meeting if this Proposal 4 is approved.

Board Recommendation and Vote Necessary to Approve the Proposal

As set forth in Section (f) of Article VI of the Company’s Certificate of Incorporation, approval and adoption of the proposed amendment that is the subject of this Proposal 4 requires the affirmative vote of the holders of seventy-five percent (75%) of the Company’s issued and outstanding shares of Common Stock, voting as a class. Since only shares of the Company’s Common Stock qualify as “Voting Stock” entitled to vote generally in the election of directors under the Certificate of Incorporation, and since the proposed amendment does not affect the election of any directors who may be elected by the holders of any series of Preferred Stock, holders of the Company’s issued and outstanding shares of Preferred Stock are not entitled to vote on the proposed amendment under the terms of the Certificate of Incorporation or applicable Delaware law. Unless otherwise directed by the stockholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of this amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DELETE
THE REQUIREMENT THAT DIRECTORS MAY BE REMOVED ONLY FOR CAUSE

DATE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS AND RELATED MATTERS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2017 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000, Attention: Corporate Secretary no later than November __, 2016, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and prescribed supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 90 (e.g., February 1, 2017) days nor more than 120 days (e.g., January 2, 2017) prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws also provide that the public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of any such notice.

Further, the Bylaws provide that, in order to utilize the proxy access mechanism adopted by our Board of Directors in February 2016 (as set forth in Section 2.8 of the Bylaws and described in greater detail in our Current Report on Form 8-K filed with the SEC dated February 10, 2016), in addition to satisfying all other relevant requirements under Section 2.8, a nominating stockholder or group must provide a prescribed notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not less than 120 days (e.g., January 2, 2017) nor more than 150 days (e.g., December 3, 2016) prior to the Anniversary Date specified above. Section 2.8 also provides that, in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 150 days prior to such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy statement and annual report, you must contact your broker, bank or other nominee.

If you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Senior Vice President – Investor Relations/Corporate Investments, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie.Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
President and Chief Executive Officer

Chattanooga, Tennessee
March __, 2016

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO SENIOR VICE PRESIDENT–INVESTOR RELATIONS/CORPORATE INVESTMENTS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL
CBL & ASSOCIATES PROPERTIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2016

Vote by Internet
.	Go to www.investorvote.com/CBL
.	Or scan the QR code with your smartphone
.	Follow the steps outlined on the secure website

Vote by telephone
.	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
.	Follow the instructions provided by the recorded message

Using a black ink, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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A	Proposals - The Board of Directors recommends a vote FOR all nominees listed, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

1.
To re-elect nine directors, Charles B. Lebovitz, Stephen D. Lebovitz, Gary L. Bryenton, A. Larry Chapman, Matthew S. Dominski, John D. Griffith, Richard J. Lieb, Gary J. Nay and Kathleen M. Nelson, to serve for one year and until their respective successors have been duly elected and qualified.

		For	Withhold				For	Withhold		For	Withhold
	01 - Charles B. Lebovtiz	☐	☐	02 - Stephen D. Lebovitz			☐	☐	03 - Gary L. Bryent	☐	☐
	04 - A. Larry Chapman	☐	☐	05 - Matthew S. Dominski			☐	☐	06 - John D. Griffith	☐	☐
	07 - Richard J. Lieb	☐	☐	08 - Gary J. Nay			☐	☐	09 - Kathleen M. Nelson	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December, 2016.			☐	☐	☐	3.	An advisory vote on the approval of executive compensation.			☐	☐	☐
				For	Against	Abstain
4.	A proposal to Amend the Company's Amended and Restated Certificate of Incorporation, as amended, to eliminate the "for cause" requirement for removal of Directors.			☐	☐	☐

B	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.        Signature 1 - Please keep signature within the box.        Signature 2 - Please keep signature within the box.

/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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CBL
CBL & ASSOCIATES PROPERTIES, INC.

Proxy - CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 2, 2016

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 2, 2016, at 4:00 p.m., local time, at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

C	Non-Voting Items

Change of Address - Please print new address below.    (Items to be voted appear on reverse side.)

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.